Exhibit T3C

CONGOLEUM CORPORATION

9% SENIOR SECURED NOTES DUE 2017

INDENTURE

___________________________

Dated as of _______________, 2010

LAW DEBENTURE TRUST COMPANY OF NEW YORK

Trustee

CROSS-REFERENCE TABLE

TIA Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	7.10
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.03; 7.08; 7.10
(c)	N.A.
311(a)	7.03; 7.11
(b)	7.03; 7.11
312(a)	2.06
(b)	13.03
(c)	13.03
313(a)	7.06
(b)	7.06
(c)	7.06
(d)	7.06
314(a)	4.03; 4.04
(b)	10.04
(c)(1)	10.02; 10.03; 12.02; 12.03; 12.04
(c)(2)	10.02; 10.03; 12.02; 12.03; 12.04
(c)(3)	10.02; 10.03; 12.02; 12.03; 12.04
(d)	10.02; 10.03; 12.02; 12.03; 12.04
(e)	13.04
(f)	N.A.
315(a)	7.01(b)
(b)	7.05
(c)	7.01(a)
(d)	7.01(c)
(e)	6.14
316(a)(last sentence)	2.10
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	N.A.
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.05
318(a)	13.01
(b)	N.A.
(c)	13.01

N.A. means Not Applicable

Note:  This Cross-Reference Table shall not, for any purpose, be deemed to be a part of this Indenture.

i

EXHIBITS

Exhibit A	FORM OF NOTE

Exhibit B	FORM OF SUPPLEMENTAL INDENTURE

SCHEDULES

Schedule I	EXISTING AFFILIATE TRANSACTIONS

Schedule II	EXISTING INDEBTEDNESS

Schedule III	EXISTING INVESTMENTS

Schedule IV	EXISTING LIENS

v

INDENTURE dated as of _________, 2010 between Congoleum Corporation, a Delaware corporation (the “Company”), and Law Debenture Trust Company of New York, a New York State chartered bank, as trustee (the “Trustee”).

RECITALS OF THE COMPANY

A.           The Company and certain of its subsidiaries filed for reorganization (the “Bankruptcy”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of New Jersey (the “Bankruptcy Court”); and

B.           By order, dated _____________, 2010, the Bankruptcy Court has confirmed the Company’s plan of reorganization (the “Plan”) in accordance with section 1129 of the Bankruptcy Code and such Plan has become effective as of _________, 2010; and

C.           As part of the Plan, the Company has agreed, inter alia, to issue $33.0 million aggregate principal amount of 9% Senior Secured Notes due 2017 (the “Initial Notes”) to holders of the Company’s outstanding 8⅝% Senior Notes Due 2008 (the “Old Notes”) and an aggregate of 49.9% of the Capital Stock of the Company in exchange for all of the Company’s outstanding Old Notes and obligations thereunder pursuant to the Plan.

All things necessary to make the Notes, when executed by the Company and authenticated and delivered hereunder and duly issued by the Company, the valid obligations of the Company, and to make this Indenture a valid agreement of the Company, in accordance with their and its terms, have been done.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises and the issuance of the Notes to the Holders (as defined herein), it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE 1.
DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01.          Definitions.

“Acquired Debt” means, with respect to any specified Person,

(i)
Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness Incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and

(ii)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Adjusted Net Assets” of a Guarantor at any date means the amount by which the fair value of the assets and property of such Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under any Subsidiary Guarantee, of such Guarantor at such date.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

“Agent” means any Registrar, Paying Agent or co-registrar.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Acquisition” means

(iii)
an Investment by the Company or any Restricted Subsidiary of the Company in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary of the Company, or shall be merged, consolidated or amalgamated with or into the Company or any Restricted Subsidiary of the Company, or

(iv)	the acquisition by the Company or any Restricted Subsidiary of the Company of all or substantially all of the assets of any other Person or any division or line of business of any other Person.

“Asset Sale” means

(i)
the sale, lease, transfer, exchange, conveyance or other disposition of any assets or rights (or a series of sales, leases, transfers, exchanges, conveyances or dispositions), including, without limitation, dispositions by way of transfer, exchange, merger, consolidation, amalgamation or sale and leaseback) other than sales of inventory in the ordinary course of business consistent with past practices (provided that the sale, lease, transfer, exchange, conveyance or other disposition of all or substantially all of the assets of the Company or of the Company and its Restricted Subsidiaries taken as a whole will be governed by Section 4.15 or Section 5.01, as applicable, and not by Section 4.10 hereof) and

(ii)	the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company’s Restricted Subsidiaries;

whether in a single transaction or a series of related transactions, which in the case of either clause (i) or (ii), (a) have a fair market value in excess of $500,000 or (b) have net proceeds in excess of $500,000.

Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales: (i) a transfer of assets by the Company to a Guarantor or by a Restricted Subsidiary to the Company or to another Restricted Subsidiary, (ii) an issuance or sale of Equity Interests by a Restricted Subsidiary to the Company or to a Wholly Owned Restricted Subsidiary, (iii) a Permitted Investment, (iv) transfers of cash and Cash Equivalents and (v) the granting of a Permitted Lien.

“Authority” means any national, federal, state, municipal or local government or quasi-government agency or authority.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal, state or foreign law for the relief of debtors.

“Beneficial Owner” shall be as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act.

“Board of Directors” means the Board of Directors of the Company, or any authorized committee of the Board of Directors.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligation” of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Indebtedness arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with GAAP.  The Stated Maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Capital Stock” means:

(i)	in the case of a corporation, corporate stock;

(ii)	in the case of an association or business entity, any and all share, interests, participations, rights or other equivalents (however designated) of corporate stock;

(iii)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(iv)
any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(i)
U.S. dollars, pounds sterling, euros, the national currency of any member state in the European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(ii)
securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(iii)
marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the same time of acquisition thereof, having a credit rating of “A” or better from either S&P or Moody’s;

(iv)
certificates of deposit, demand deposit accounts and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank or any United States branch of a foreign bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(v)
repurchase obligations with a term of not more than seven days for underlying securities of the types of describing clauses (ii), (iii) and (iv) above entered into with any financial institution meeting the qualifications specified in clause (iv) above;

(vi)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition;

(vii)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) through (vi) of this definition; and

(viii)
instruments equivalent to those referred to in clauses (i) through (vii) above denominated in euros or any other foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Casualty” means, with respect to any Collateral, any loss of, damage to or destruction of all or any material part of such Collateral.

“Change of Control” means the occurrence of any of the following:

(i)
the sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than one or more Principals and their Related Parties; provided, that, being a party to and complying with the provisions of the Stockholders Agreement, the provisions of which as in effect on the Effective Date, shall not create a “person” or “group” for purposes hereof.

(ii)
the consummation of any transaction (including, without limitation, any merger, consolidation or amalgamation) the result of which is that any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Principals and their Related Parties, become the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have “Beneficial Ownership” of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of the Company (measured by voting power rather than number of shares); provided, that, being a party to and complying with the provisions of the Stockholders Agreement, the provisions of which as in effect on the Effective Date, shall not create a “person” or “group” for purposes hereof.

(iii)
the Company consolidates, amalgamates or merges with or into another Person or any Person consolidates, amalgamates or merges with or into the Company, in either case under this clause (iii), in one transaction or a series of related transactions in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person immediately after giving effect to such issuance; or

(iv)	the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

“Clearstream” means Clearstream Banking, société anonyme.

“Collateral” means the collective reference to all assets, whether now owned or hereafter acquired, upon which a Lien is created or granted from time to time pursuant to any Security Document, including, without limitation, the Liens, if any, required to be granted pursuant to Section 4.10, 4.11, 4.18, 5.01, 10.1(c), 10.5 and 12.4 hereof.

“Collateral Account” means the collateral account established by the Trustee pursuant to Article 12 hereof.

“Collateral Agent” means the Trustee, in its capacity as collateral agent under the Security Documents, until a successor collateral agent shall have become such pursuant to the Security Documents, and thereafter “Collateral Agent” shall mean such successor collateral agent.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or, if at any time after the execution of this instrument such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

“Common Stock” of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

“Company” means Congoleum Corporation, a Delaware corporation, until a successor Person or Persons shall have become such pursuant to the applicable provisions of this Indenture and thereafter “Company” shall mean such successor Person.

“Company Order” means a written request or order signed in the name of the Company by two Officers of the Company and delivered to the Trustee.

“Condemnation” means any taking of the Collateral or any material part thereof, in or by condemnation, expropriation or similar proceeding, eminent domain proceedings, seizure or forfeiture, pursuant to any law, general or special, or by reason of the temporary requisition of the use or occupancy of the Collateral, or any part thereof, by any Authority.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus without duplication:

(1)
an amount equal to any unusual, non-recurring or extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)
provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)	the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4)
depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period for the extent that such depreciation, amortization, impairment and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5)	the GAAP deduction for periodic pension cost, to the extent such deduction was taken into account in computing Consolidated Net Income; plus

(6)
non-recurring financing, advisory, attorney and other expenses incurred in connection with the Transactions and paid prior to or within 180 days after the Effective Date to the extent deducted in computing such Consolidated Net Income; minus

(7)	the cash contributions made during such period to fund pension plans pursuant to the provisions of the Internal Revenue Code and ERISA; minus

(8)
an amount equal to any unusual, non-recurring or extraordinary gain and any net gain realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such gains were included in computing such Consolidated Net Income; minus

(9)	non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business; and minus

(10)	gains from purchases of indebtedness at a discount to the extent included in computing such Consolidated Net Income;

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the foregoing, in computing Consolidated Cash Flow for any fiscal year, any management fee, the amount of which is based on a formula relating to net income, earnings before depreciation, amortization and taxes, or any other performance criteria, shall be a deduction for the fiscal year to which it relates even if it is paid in a subsequent fiscal year.

Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges and expenses of, a Restricted Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the referent Person by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)
the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2)
the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members;

(3)	the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

(4)	the cumulative effect of a change in accounting principles shall be excluded;

(5)	any gain or loss realized on the termination of any employee pension benefit plan shall be excluded;

(6)
the Net Income of any Restricted Subsidiary shall be calculated after deducting preferred stock dividends payable by such Restricted Subsidiary to Persons other than the Company and its other Restricted Subsidiaries;

(7)
any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of such Person or its consolidated Restricted Subsidiaries (including pursuant to any sale or leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person will be excluded;

(8)	any gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness of the Company and its Restricted Subsidiaries will be excluded;

(9)	any non-cash impairment charges or asset writeoffs and amortization of intangibles in each case arising pursuant to the application of GAAP shall be excluded;

(10)
any (a) severance or relocation costs or expenses, (b) one-time non-cash compensation charges, (c) costs and expenses related to employment of terminated employees, (d) costs or expenses realized in connection with, resulting from or in anticipation of the Transactions or (e) non-cash costs or expenses realized in connection with or resulting from employee benefit plans or post-employment benefit plans (including long-term incentive plans), stock appreciation or similar rights, stock options or other rights of officers, directors and employees, in each case of such Person or any of the Restricted Subsidiaries, shall be excluded;

(11)
unrealized gains and losses relating to hedging transaction and mark-to-market of Indebtedness denominated in foreign currencies resulting form the applications of Financial Accounting Standard 52 (or successor rule) shall be excluded; and

(12)	any currency translation gains and losses related to currency reimbursements of Indebtedness and any net loss or gain resulting from Hedging Obligations for currency exchange risk, shall be excluded.

“Consolidated Net Worth” means, with respect to any Person as of any date, the sum of

(i)	the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus

(ii)
the respective amounts reported on such Person’s balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments).

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of a Person who

(i)	was a member of such Board of Directors on the date of this Indenture or

(ii)
was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election or was nominated for election or elected to such Board of Directors pursuant to the provisions of the Stockholders Agreement.

“Corporate Trust Office” shall be at the address of the Trustee specified in Section 13.02 hereof or such other address as to which the Trustee may give notice to the Company.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Sections 2.01 and 2.07 hereof, in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend, shall not contain certain phrases specified in Exhibit A to be for Global Notes only and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.04 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 121 days after the date on which the Notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07 hereof.  The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Effective Date” means the Effective Date as defined in the Plan.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system.

“Event of Loss” means, with respect to any Collateral, any (1) Casualty with respect to such Collateral, (2) Condemnation of such Collateral of (3) settlement in lieu of clause (2) above.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Affiliate Transactions” means any transaction between the Company or any Subsidiary and any Affiliates of any of the foregoing contemplated by the Plan and in the agreements listed on Schedule I.

“Existing Indebtedness” means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Exit Facility) in existence on the date of this Indenture and listed on Schedule II, until such amounts are repaid.

“Exit Facility” means that certain Credit Agreement, dated as _________, 2010, by and among the Company and ___________________ and providing for __________, and any refinancing, extension, renewal, modification, restatement or replacement thereof in whole or in part, from time to time.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between an informed and willing seller and an informed and willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“Fiscal Year” means the calendar year.

“Fixed Charge Coverage Ratio” means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period.  In the event that the specified Person or any of its Restricted Subsidiaries Incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than revolving credit borrowings) or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the Calculation Date, then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such Incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or discharge, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)
Asset Acquisitions that have been made by the specified Person of any of its Restricted Subsidiaries, including through mergers, consolidations, amalgamations or otherwise, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period and the Consolidated Cash Flow for such reference period will be calculated giving pro forma effect to any expense and cost reductions that have occurred or, in the reasonable judgment of the chief financial officer of the Company, are reasonably expected to occur (regardless of whether those operating improvements or cost savings could then be reflected in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act or any other regulation or policy of the SEC related thereto);

(2)
the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)
the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during the four-quarter period; and

(6)
if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation, in each case with respect to an operating unit, division, segment, business, group of assets or lines of business that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)
the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)
any interest on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)
all dividends, whether paid or accrued and whether or not in cash, on any series of Preferred Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company; minus

(5)	interest income for such period.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that was not formed under the laws of the United States or any state of the United States or the District of Columbia.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Global Notes” means, individually and collectively, the Notes in the form of Exhibit A hereto issued in accordance with Section 2.01 and Section 2.07.

“Global Note Legend” means the legend set forth in Section 2.07(c), which is required to be placed on all Global Notes issued under this Indenture.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guaranteeing, any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person,

(i)
to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to take-or-pay, or to maintain financial statement conditions or otherwise)

(ii)	to purchase property, securities or services for the purpose of assuring the holder of such Indebtedness of the payment of such Indebtedness, or

(iii)	to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation

(and “Guaranteed,” and “Guaranteeing” shall have meanings correlative to the foregoing); provided, however, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

“Guarantor” means any Restricted Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of this Indenture, and its successors and assigns.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under

(i)
interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements entered into with one or more financial institutions and other arrangements or agreements designed to protect the Person entering into the agreement against fluctuations in interest rates with respect to Indebtedness incurred and not for purposes of speculation;

(ii)
foreign exchange contracts and currency protection agreements entered into with one or more financial institutions and designed to protect the Person entering into the agreement against fluctuations in currency exchange rates with respect to Indebtedness incurred and not for purposes of speculation; and

(iii)
any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of commodities used, produced, processed or sold by the Person or any of its Restricted Subsidiaries at the time.

“Holder” means a Person in whose name a Note is registered.

“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Indebtedness or other obligation including by acquisition of Restricted Subsidiaries or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and “Incurrence”, “Incurred” and “Incurring” shall have meanings correlative to the forgoing); provided that any Indebtedness of a Person existing at the time such Person becomes (after the Effective Date) a Subsidiary (whether by merger, consolidation, acquisition or otherwise) of the Company shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary of the Company, and any amendment, modification or waiver of any document pursuant to which Indebtedness was previously Incurred shall be deemed to be an Incurrence of Indebtedness unless such amendment, modification or waiver does not increase the principal or premium thereof; and provided further, however, that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness.

“Indebtedness” means, with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent,

(i)	every obligation of such Person for money borrowed;

(ii)	every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses;

(iii)
every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person (including reimbursement obligations with respect thereto);

(iv)
every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements), even if the rights and remedies of the seller under such agreement in the event of default are limited to repossession or sale of such property, but excluding trade accounts payable arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

(v)	every Capital Lease Obligation of such Person;

(vi)	Hedging Obligations of such Person;

(vii)
all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on any asset or property (including, without limitation, leasehold interests and any other tangible of intangible property) of such Person, whether or not such Indebtedness is assumed by such Person or is not otherwise such Person’s legal liability, provided that if the obligations so secured have not been assumed in full by such Person or are otherwise not such Person’s legal liability in full, the amount of such Indebtedness for the purposes of this definition shall be limited to the lesser of the amount of the Indebtedness secured by such Lien or the Fair Market Value of the assets or property securing such Lien;

(viii)
all Indebtedness of others (including all dividends of other Persons the payment of which is) Guaranteed, directly or indirectly, by such Person or that is otherwise its legal liability or which such Person has agreed contingently to supply or advance funds; and

(ix)
all Disqualified Stock issued by such Person and all preferred stock issued by Subsidiaries of such Person, with the amount of Indebtedness represented by such Disqualified Stock or preferred stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or preferred stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or preferred stock, as the case may be, as if such stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock or preferred stock, such Fair Market Value shall be determined reasonably and in good faith by the board of directors of the issuer of such Disqualified Stock or preferred stock, as the case may be.  The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date, provided that the amount outstanding at any time of any Indebtedness issued with original issue discount is the full amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP.

“Indenture” means this Indenture, as amended or supplemented from time to time by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof.

“Initial Notes” has the meaning assigned to it in the preamble to this Indenture.

“Intercreditor Agreement” means an Intercreditor Agreement dated as of the Effective Date between Wells Fargo Bank, National Association, as lender pursuant to the Exit Facility, the Trustee and the Collateral Agent and acknowledged by the Company.

“Interest Payment Date” means the Stated Maturity of an installment of interest on the Notes.

“Investment” by any Person means any direct or indirect

(i)
loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other property (valued at the Fair Market Value thereof as of the date of transfer) to others of payments for property or services for the account or use of others, or otherwise),

(ii)
purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by any other Person (whether by merger, consolidation, amalgamation or otherwise and whether or not purchased directly from the issuer of such securities or evidences of Indebtedness),

(iii)	Guarantee or assumption of the Indebtedness of any other Person and

(iv)
all other items that would be classified as investments (including, without limitation, purchases of assets outside the ordinary course of business) on a balance sheet of such Person prepared in accordance with GAAP.

If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in Section 4.08 hereof.  The amount or any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in The City of New York or the city in which the principal Corporate Trust Office of the Trustee is located are authorized by law, regulation or executive order to remain closed.  If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof and any filing of any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Maturity”, when used with respect to any Note, means the date on which the principal of such Note becomes due and payable as therein or herein provided, whether at the Stated Maturity, by declaration of acceleration or otherwise.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgages” means the mortgages granted pursuant to the Security Documents on certain of the Real Property owned or leased by the Company or the Guarantors.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however,

(i)
any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and

(ii)	any unusual, extraordinary or non-recurring gain (but not loss), together with any related provision for taxes on such unusual, extraordinary or non-recurring gain (but not loss).

“Net Loss Proceeds” means, with respect to any Event of Loss, the proceeds in the form of (a) cash or Cash Equivalents and (b) insurance proceeds, condemnation awards or damages awarded by any judgment, in each case received by the Company from such Event of Loss net of:

(1)	reasonable out-of-pocket expenses and fees relating to such Event of Loss (including, without limitation, legal, accounting and appraisal and insurance adjuster fees);

(2)	all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP as a consequence of such Event of Loss;

(3)	repayment of Indebtedness (other than Indebtedness evidenced by the Notes) that is secured by the property or assets that are the subject of such Event of Loss; and

(4)
appropriate amounts to be provided by the Company as a reserve, in accordance with GAAP, against any liabilities associated with such Event of Loss and retained by the Company after such Event of Loss, including, without limitation, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Event of Loss.

“Net Proceeds” means the aggregate proceeds in the form of cash or Cash Equivalents received by the Company or any of its Restricted Subsidiaries (i) with respect to any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

(a)
all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses actually incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Sale;

(b)
all payments made on any Indebtedness which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law be repaid out of the proceeds from such Asset Sale;

(c)	all distributions and other payments required to be made to holders of minority interests in Subsidiaries or joint ventures as a result of such Asset Sale; and

(d)
the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, or held in escrow, in either case for adjustment in respect of the sale price or for any liabilities associated with the assets disposed of in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale; provided, however, that any reduction in such reserve within twelve months following the consummation of such Asset Sale will be treated for all purposes of this Indenture and the Notes as a new Asset Sale at the time of such reduction with Net Proceeds equal to the amount of such reduction; and

(ii) with respect to the issuance or sale of Capital Stock, or options, warrants or rights to purchase Capital Stock, or Indebtedness, debt securities or Disqualified Stock that has been converted into or exchanged for Capital Stock, the proceeds of such issuance or sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations, net of:

(a)
all legal, accounting, investment banking, brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale, conversion or exchange, whether such proceeds are in cash or in other property (valued as determined reasonably and in good faith by the Board of Directors of the Company, as evidenced by a Board Resolution delivered to the Trustee, at the Fair Market Value thereof at the time of receipt),

(b)
in the case of any exchange, exercise, conversion or surrender of any outstanding Indebtedness, debt securities or Disqualified Stock of the Company of any Subsidiary for or into shares of Capital Stock of the Company consummated after the Effective Date, the amount of such Indebtedness, debt security or Disqualified Stock (or, if such Indebtedness, debt security or Disqualified Stock was issued at an amount less than the stated principal amount thereof, the accreted amount thereof as determined in accordance with GAAP) as reflected in the consolidated financial statements of the Company prepared in accordance with GAAP as of the most recent date next preceding the date of such exchange, exercise, conversion or surrender, plus any additional amount required to be paid by the holder of such Indebtedness, debt security or Disqualified Stock to the Company or to any Guarantor upon such exchange, exercise, conversion or surrender and less any and all payments made to the holders of such Indebtedness, debt security or Disqualified Stock,

(c)	any consolidated interest expense attributable to any Indebtedness or debt securities paid to the holders thereof prior to the conversion or exchange, and

(d)	taxes paid or payable as a result thereof, and all other expenses incurred by the Company in connection therewith,

provided that the exchange, exercise, conversion or surrender of any Indebtedness outstanding on the Effective Date shall not be or be deemed to be included in Net Proceeds.

“Non-Recourse Debt” means Indebtedness:  (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise) or (c) constitutes the lender; (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries, except, in each case, for any environmental indemnity and non-recourse carve-outs not broader that those provided for in the Exit Facility.

“Notes” means collectively the Initial Notes, the PIK Notes and the Additional Notes.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer or the Senior Vice-President—Finance of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of Sections 13.04 and 13.05 hereof.

“Old Notes” has the meaning assigned to it in the preamble to this Indenture.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Sections 13.04 and 13.05 hereof.  The counsel may be an employee of or counsel to the Company, any Subsidiary of the Company or the Trustee.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to The Depository Trust Company, shall include Euroclear and Clearstream).

“Permitted Business” means (i) manufacturing and selling flooring products of all types, and (ii) businesses that are reasonably related thereto or reasonable extensions thereof.

“Permitted Investments” means

(a)	any Investment in the Company or in a Restricted Subsidiary of the Company that is a Guarantor or a Foreign Subsidiary;

(b)	any Investment in Cash Equivalents;

(c)
any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary of the Company and a Guarantor or a Foreign Subsidiary or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company that is a Guarantor or a Foreign Subsidiary;

(d)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof;

(e)	any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(f)	Hedging Obligations;

(g)
other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (g) that are at the time outstanding, not to exceed $1.0 million;

(h)	Guarantees issued in accordance with Section 4.09 of this Indenture; and

(i)	Investments in surety and performance bonds and prepaid expenses, negotiable instruments held for collection and lease, utility and worker’s compensation, performance and other similar deposits;

(j)
any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates (including the GHR Settlement Note);

(k)	loans or advances to employees in the ordinary course of business or consistent with past practice not to exceed $500,000 in the aggregate at any one time outstanding;

(l)
receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(m)
guarantees by the Company or any of its Restricted Subsidiaries of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by any Restricted Subsidiary in the ordinary course of business;

(n)	Investments existing on the Effective Date and set forth on Schedule III hereto; and

(o)
Investments of a Restricted Subsidiary of the Company acquired after the Effective Date or of an entity merged into, amalgamated with, or consolidated with the Company or a Restricted Subsidiary in a transaction that is not prohibited by Section 5.01 after the Effective Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation.

“Permitted Liens” means

(i)	Liens on property or assets of the Company or any of the Guarantors securing the Exit Facility;

(ii)	Liens in favor of the Company or the Guarantors, if any;

(iii)
Liens on property or assets of a Person existing at the time such Person is merged into or consolidated or amalgamated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger, consolidation or amalgamation and do not extend to any assets other than those of the Person merged into or consolidated or amalgamated with the Company or such Restricted Subsidiary;

(iv)
Liens on property or assets existing at the time of acquisition thereof or the acquisition of a Person owning such property or assets by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any assets other than the acquired property and accessions and additions thereto and proceeds thereof;

(v)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature Incurred in the ordinary course of business;

(vi)
Liens to secure Capital Lease Obligations and mortgage financing or purchase money obligations of the type (but without reference to any restrictions on amount) described in clause (iii) of the second paragraph of Section 4.09 that are permitted to be Incurred pursuant to the terms of this Indenture covering only the assets acquired with such Indebtedness and proceeds thereof, provided, however, that (a) the principal amount of any Indebtedness secured by such a Lien does not exceed 100% of such purchase price or cost, (b) such a Lien is created within 180 days of the construction, acquisition or improvement of such property and does not extend to or cover any other property other than such item of property and any improvements or accessions thereto and proceeds thereof and (c) the Incurrence of such Indebtedness is otherwise permitted by this Indenture;

(vii)	Liens existing on the date of this Indenture listed on Schedule IV;

(viii)
Liens for taxes, assessments or governmental charges or claims (other than any Lien imposed by the Employee Retirement Income Security Act of 1974, as amended) that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(ix)
statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(x)
easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of Real Property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(xi)
pledges or deposits made in the ordinary course of business (A) in connection with leases, tenders, bids, statutory obligations, surety or appeal bonds, government contracts, performance bonds and similar obligations, or (B) in connection with workers’ compensation, unemployment insurance and other social security legislation;

(xii)	Liens encumbering property or assets under construction arising from progress or partial payment by a customer of the Company or its Restricted Subsidiaries relating to such property or assets;

(xiii)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;

(xiv)	any attachment or judgment Lien that does not constitute an Event of Default;

(xv)	Liens created for the benefit of (or to secure) the Notes (or the Subsidiary Guarantees);

(xvi)
Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained or deposited with a depositary institution; provided that:  (a) such deposit account is not a dedicated cash collateral account and is not  subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board, and (b) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depositary institution;

(xvii)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(xviii)	Liens securing Hedging Obligations of the Company and its Restricted Subsidiaries not incurred in violation of this Indenture;

(xix)
Liens to secure Indebtedness Incurred to extend, renew, refinance or refund (or successive extensions, renewals, refinancings or refundings), in whole or in part, Indebtedness secured by any Lien referred to in the foregoing clauses (i), (iii), (iv), (vi), (vii) and (xv) so long as such Lien does not extend to any other property and the principal amount of Indebtedness so secured is not increased;

(xx)
Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $1,000,000 at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary;

(xxi)
Liens securing reimbursement obligations with respect to letters of credit incurred in the ordinary course of business and in accordance with this Indenture that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(xxii)	Liens in favor of the Trustee or the Collateral Agent arising under this Indenture and the Security Documents;

(xxiii)
leases and subleases of Real Property granted to others in the normal course of business which do not materially interfere with the ordinary conduct of the business of the Company or any of the Restricted Subsidiaries;

(xxiv)	deposits made in the ordinary course of business to secure liability to insurance carriers;

(xxv)	Liens on the Equity Interests of Unrestricted Subsidiaries;

(xxvi)	grants of software and other technology licenses in the ordinary course of business;

(xxvii)	Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;

(xxviii)	any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any join venture or similar arrangement pursuant to any joint venture or similar agreement;

(xxix)
Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment or acquisition permitted hereunder;

(xxxi)	Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents; and

(xxxii)	Liens securing insurance premiums financing arrangements; provided, that such Liens are limited to the applicable unearned insurance premiums.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(i)
the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses, including premiums, Incurred in connection therewith);

(ii)
such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(iii)
if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or a Subsidiary Guarantee, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes or such Subsidiary Guarantee, as the case may be, on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(iv)	such Indebtedness is Incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity) or other entity.

“Plan” has the meaning assigned to it in the preamble of this Indenture.

“Principals” means any holder of 5% or more of the Company’s Common Stock on the Effective Date.

“Real Property” means any interest in any real property or any portion thereof whether owned in fee or leased or otherwise.

“Regular Record Date” has the meaning set forth in Exhibit A attached hereto.

“Related Party” means, with respect to a Principal, (i) each Affiliate of such Principal, (ii) each partner, member, director or officer of such Principal and the respective members of their immediate families and (iii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a majority or more controlling interest of which consist of any one or more of the Persons described in the preceding clauses (i) and (ii).

“Responsible Officer,” when used with respect to the Trustee, means any vice president, any assistant vice president, any trust officer or assistant trust officer or other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, each Subsidiary of such Person.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the Security Agreement, dated as of the Effective Date, by and between the Company and the Collateral Agent.

“Security Documents” means the Security Agreement, the Mortgages and any other document or agreement that secures the Notes or the Subsidiary Guarantees.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Senior Debt” means:

(1)	all Indebtedness of the Company or any of its Restricted Subsidiaries outstanding under the Exit Facility and all Hedging Obligations with respect thereto;

(2)
any other Indebtedness of the Company or any of its Restricted Subsidiaries permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any Subsidiary Guarantee or any other Senior Debt; and

(3)	all Obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding sentence, Senior Debt will not include:

(a)	any intercompany Indebtedness of the Company or any of its Subsidiaries to the Company or any of its Affiliates; or

(b)	any Indebtedness that is incurred in violation of this Indenture.

For the avoidance of doubt, “Senior Debt” will not include any trade payables or taxes owed or owing by the Company or any Restricted Subsidiary.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act and the Exchange Act, as such Regulation is in effect on the date of this Indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Stockholders Agreement” means that certain Stockholders Agreement dated _____________, 2010 among the Company and [all of] the holders of Capital Stock of the Company, as such may be amended from time to time.

“Subsidiary” means, with respect to any Person,

(i)
any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and

(ii)
any partnership, joint venture or limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantee” means the Guarantee by each Guarantor of the Company’s Obligations under this Indenture, the Security Documents and the Notes, executed pursuant to the provisions of this Indenture.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date on which this Indenture is qualified under the TIA, except as provided in Section 9.03; provided, however, that in the event the Trust Indenture Act of 1939 is amended after such date, “TIA” means, to the extent required by any such amendment, the Trust Indenture Act of 1939 as so amended.

“Transactions” means the transactions contemplated by the Plan.

“Trust Monies” means all cash and Cash Equivalents received:

(1)	all Net Proceeds and, subject to the provisions of Section 4.11 hereof, all Net Loss Proceeds; or

(2)
as proceeds of any sale or other disposition of all or any part of the Collateral by or on behalf of the Trustee or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Collateral by or on behalf of the Trustee pursuant to this Indenture or any of the Security Documents or otherwise;

provided, however, that Trust Monies shall in no event include any property deposited with the Trustee for any legal defeasance or covenant defeasance of Notes, for the satisfaction and discharge of this Indenture or to pay the purchase price of Notes pursuant to a Change of Control Offer, an Asset Sale Offer or a Loss Proceeds Offer.

“Trustee” means the party named as such above until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“UCC” means the Uniform Commercial Code as in effect from time to time in an applicable jurisdiction.

“Unrestricted Subsidiary” means any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:  (i) has no Indebtedness other than Non-Recourse Debt; (ii) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (iii) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (A) to subscribe for additional Equity Interests or (B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; (iv) has not Guaranteed any Indebtedness of the Company or any of its Restricted Subsidiaries; and (v) has at least one director on its board of directors (or manager on its board of managers or equivalent governing body) or the general partner of which has a member on its board of directors (or manager on its board of managers or equivalent governing body) that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries.  Any such designation by the Board of Directors shall be evidenced by a Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation compiled with the foregoing conditions and was permitted by Section 4.08 hereof.  If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under Section 4.09 hereof the Company shall be in default of such covenant).

“Voting Stock” of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) at such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing

(i)
the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

(ii)	the then outstanding principal amount of such Indebtedness.

“Wholly Owned” means, when used with respect to any Subsidiary or Restricted Subsidiary of a Person, a Subsidiary (or Restricted Subsidiary, as appropriate) of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors, qualifying shares) shall at the time be owned by such Person or by one or more wholly owned Subsidiaries (or Wholly Owned Restricted Subsidiaries, as appropriate) of such Person and one or more Wholly Owned Subsidiaries (or Wholly Owned Restricted Subsidiaries, as appropriate) of such Person.

Section 1.02.          Other Definitions.

Term	Defined in Section

“Additional Notes”	2.17
“Affiliate Transaction”	4.12
“Asset Sale Offer”	4.10
“DTC”	2.04
“Calculation Date”	4.09
“Change of Control Offer”	4.15
“Change of Control Payment”	4.15
“Change of Control Payment Date”	4.15
“Change of Control Purchase Price”	4.15
“Covenant Defeasance”	8.03
“Determination Date”	2.17
“Event of Default”	6.01
“Excess Loss Proceeds”	4.11
“Excess Proceeds”	4.10
“Legal Defeasance”	8.02
“Loss Proceeds Offer”	4.11
“Loss Proceeds Offer Amount”	4.11
“Loss Proceeds Offer Trigger Date”	4.11

Term	Defined in Section

“Net Debt Capacity”	2.17
“Offer Amount”	4.10
“Offer Period”	3.02
“Paying Agent”	2.04
“Permitted Debt”	4.09
“PIK Notes”	2.02
“Purchase Date”	3.02
“Registrar”	2.04
“Released Collateral”	10.06
“Released Trust Monies”	12.04
“Replacement Assets”	4.10
“Restricted Payments”	4.07
“Senior Secured Debt”	4.11
“Subject Property”	4.11

Section 1.03.          Terms of TIA.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes and the Subsidiary Guarantees means the Company and the Guarantors, respectively, and any successor obligor upon the Notes and the Subsidiary Guarantees, respectively.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by Commission rule under the TIA have the meanings so assigned to them.

Section 1.04.          Rules of Construction.

Unless the context otherwise requires:

(1)           a term has the meaning assigned to it;

(2)           an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP (whether or not such is indicated herein), and, except as otherwise herein expressly provided, the term “generally accepted accounting principles” with respect to any computation required or permitted hereunder shall mean such accounting principles as are generally accepted in the United States as consistently applied by the Company on the Effective Date;

(3)           “or” is not exclusive;

(4)           words in the singular include the plural, and in the plural include the singular;

(5)           unless otherwise specifically set forth herein, all calculations or determinations of a Person shall be performed or made on a consolidated basis in accordance with GAAP but shall not include the accounts of Unrestricted Subsidiaries, except to the extent of dividends and distributions actually paid to the Company or a Restricted Subsidiary;

(6)           the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(7)           unless the context otherwise requires, any reference to a “Clause,” and “Article” or a “Section”, or to an “Exhibit” or a “Schedule”, refers to a Clause, an Article or Section of, or to an Exhibit or a Schedule attached to, this Indenture, as the case may be;

(8)           unless the context otherwise requires, any reference to a statute, rule or regulation refers to the same (including any successor statute, rule or regulation thereto) as it may be amended from time to time;

(9)           unless otherwise expressly provided herein, the principal amount of any preferred stock shall be greater of (i) the maximum liquidation value of such preferred stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such preferred stock; and

(10)           provisions apply to successive events and transactions.

ARTICLE 2.
THE NOTES

Section 2.01.          Form and Dating.

(a)           General.  The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto.  The Notes may have notations, legends, endorsements required by law, stock exchange rule or usage.  Each Note shall be dated the date of its authentication.  The Notes shall be in denominations of $1.00 and integral multiples thereof.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.  However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

Upon their original issuance, Notes shall be issued in the form of one or more Global Notes registered in the name of DTC, as Depositary, or its nominee and deposited with the Trustee, as Custodian for DTC, for credit by DTC to the respective accounts of beneficial owners of the Notes represented thereby (or such other accounts as they may direct).

(b)           Global Notes.  Notes issued in global form shall be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and repurchases.  Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.07 hereof.

Except as set forth in Section 2.07 hereof, the Global Notes may be transferred, in whole and not in part, only by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary, or a nominee of such successor Depositary.

(c)           Book-Entry Provisions.  This Section 2.01(c) shall apply only to Global Notes deposited with or on behalf of the Depositary.

The Company shall execute and the Trustee shall, in accordance with this Section 2.01(c), authenticate and deliver the Global Notes that (i) shall be registered in the name of the Depositary or the nominee of the Depositary and (ii) shall be delivered by the Trustee to the Depositary or pursuant to the Depositary’s instructions or held by the Custodian.

The Depositary or its nominee, as registered owner of a Global Note, shall be the Holder of such Global Note for all purposes under this Indenture and the Notes and owners of beneficial interests in a Global Note shall hold such interests pursuant to the Applicable Procedures.  Accordingly, any such owner’s beneficial interest in a Global Note will be shown only on, and the transfer of such interest shall be effected only through, records maintained by the Depositary or its nominee or its Participants.

Participants shall have no rights either under this Indenture with respect to any Global Note held on their behalf by the Depositary or by the Custodian as custodian for the Depositary or under such Global Note, and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the

Trustee as the absolute owner of such Global Note for all purposes whatsoever. Neither the Company nor the Trustee shall have any responsibility or  obligation to any Participant, any Person claiming a beneficial ownership interest in the Notes under or through the Depositary or any such Participant, or any other Person which is not shown on the register as being a Holder, with respect to the Notes, the accuracy of any records maintained by the Depositary or any Participant; the payment by the Depositary or any Participant of any amount in respect of the principal, interest or other amounts payable on the Notes, any notice which is permitted or required to be given to Holders under the Indenture (subject to the provisions of the next succeeding sentence), any consent or direction given or other action taken by the Depositary as Holder or any selection by the Depositary of any Participant or other Person to receive payment of principal of, interest on, or other amounts payable on the Notes.  Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Participants, the operation of customary practices of such Depositary governing the exercise of the rights of an owner of a beneficial interest in any Global Note.

The registered holder of the Global Note may grant proxies and otherwise authorize any person, including Participants and Persons that may hold interests through Participants, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(d)           Definitive Notes.  Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon, without certain phrases specified in Exhibit A to be for Global Notes only and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto) and shall be printed, typewritten, lithographed or engraved or produced by any combination of these methods or may be produced by any other method permitted by the rules of any securities exchange on which the Notes may be listed, as evidenced by the execution of such Notes.

(e)           Provisions Applicable to Forms of Notes.  The Notes may also have such additional provisions, omissions, variations or substitutions as are not inconsistent with the provisions of this Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with this Indenture, any applicable law or with any rules made pursuant thereto or with the rules of any securities exchange or governmental agency or as may be determined consistently herewith by the Officers of the Company executing such Notes, as conclusively evidenced by their execution of such Notes.  All Notes will be otherwise substantially identical except as provided herein.

Subject to the provisions of this Article 2, a Holder of a Global Note may grant proxies and otherwise authorize any Person to take any action that a Holder is entitled to take under this Indenture or the Notes.

Section 2.02.          Title and Terms.

The aggregate principal amount of Notes which may be authenticated and delivered under this Indenture is limited to $33.0 million except for PIK Notes, Additional Notes and Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 2.07, 2.08, 2.11 or 9.05 or in connection with an Asset Sale Offer, a Loss Proceeds Offer or a Change of Control Offer pursuant to Sections 3.02, 4.10, 4.11 or 4.15.  On the Effective Date, the Company shall not issue an aggregate principal amount of Initial Notes in excess of $33.0 million.

The Notes shall be known and designated as the 9% Senior Secured Notes due 2017.  Their final maturity date shall be December 31, 2017 and they shall bear interest at the applicable rates per annum specified below from __________, 2010 [6 months after Effective Date] in the case of the Initial Notes or from the applicable date of issuance in the case of PIK Notes and Additional Notes or from the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be, regardless of when issued, payable semiannually in arrears on ____________ and ____________, commencing __________, 2010, until the principal thereof is paid or made available for payment.  Interest so payable shall be, (a) for the two-year period following __________, 2010 [6 months after Effective Date], payable in cash at the rate of 9% per annum or, at the Company’s option when authorized by a Board Resolution, payable by the issuance of additional Notes at the rate of 11% per annum with terms identical to the Initial Notes (other than with respect to the date of issuance) in such principal amount as shall equal the interest payment that is then due (“PIK Notes”); and (b) thereafter until the principal thereof is paid or made available for payment, payable in cash at the rate of 9% per annum; provided that the Company shall pay cash interest in lieu of delivering PIK Notes having a principal amount of less than $1.00.  The Initial Notes issued on the Effective Date, any PIK Notes and any Additional Notes shall be treated as a single class for all purposes under this Indenture.

The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of the Company in the Borough of Manhattan, The City of New York maintained for such purpose and at any other office or agency maintained by the Issuers for such purpose or, in the case of a Global Note, shall be paid by wire transfer of immediately available funds or PIK Notes, as determined by the Company pursuant to Section 2.16 hereof, to the accounts specified by the Holders of the Notes; provided, however, that at the option of the Company payment of interest payable in cash may be made by check mailed to the address of the Person entitled thereon and as such address shall appear in the Register.

The Company shall be required to issue Additional Notes to the extent provided for in Section 2.17 on an annual basis commencing with the end of the Company’s Fiscal Year ending December 31, 2011.

The Notes shall be subject to repurchase by the Issuer pursuant to an Asset Sale Offer, a Loss Proceeds Offer or a Change of Control Offer as provided in Sections 3.02, 4.10, 4.11 and 4.15.

The Notes shall not optionally be redeemable.

The Notes shall be subject to Legal Defeasance and Covenant Defeasance as provided in Article Eight.

The “issue price” and “yield to maturity” of a Note for U.S. federal income tax purposes shall be determined by the Issuers and shall be binding on all Holders and persons holding beneficial interests in the Notes.

Section 2.03.          Execution and Authentication.

An Officer shall sign the Notes for the Company by manual or facsimile signature.  The Company’s seal shall be reproduced on the Notes and may be in facsimile form.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of the Trustee.  The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall authenticate (i) Initial Notes for original issue in the aggregate principal amount not to exceed $33.0 million; (ii) subject to compliance with Sections 2.02 and 2.16, PIK Notes and (iii) subject to compliance with Sections 2.02 and 2.17, Additional Notes upon written orders of the Issuer in the form of a Company Order, which Company Order shall, in the case of any issuance of PIK Notes, certify that such issuance is in compliance with Sections 2.02 and 2.16 and in the case of any issuance of Additional Notes, certify that such issuance is in compliance with Sections 2.02 and 2.17.  In addition, each Company Order shall specify the amount of Notes to be authenticated and the date on which the Notes are to be authenticated, whether the Notes are to be Initial Notes, PIK Notes or Additional Notes, and shall further specify the amount of such Notes to be issued as Global Notes or Definitive Notes.  All Notes issued under this Indenture shall vote and consent together on all matters as one class and no series of Notes shall have the right to vote or consent as a separate class on any matter.

In case the Company or any of its Restricted Subsidiaries, pursuant to Section 5.01, shall, in a single transaction or through a series of related transactions, be consolidated, merged or amalgamated with or into any other Person or shall sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person, and the successor Person resulting from such consolidation or surviving such merger or amalgamation, or into which the Company shall have been merged, or the successor Person which shall have participated in the sale, assignment, conveyance, transfer, lease or other disposition as aforesaid, shall have executed an indenture supplemental hereto with the Trustee pursuant to Section 5.01, any of the Notes authenticated or delivered prior to such consolidation, merger, amalgamation, sale, assignment conveyance, transfer, lease or other disposition may, from time to time, at the request of the successor Person, be exchanged for other Notes executed in the name of the successor Person with such changes in phraseology and form as may be appropriate, but otherwise in substance of like tenor as the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon Company Order of the successor Person, shall authenticate and deliver Notes as specified in such request for the purpose of such exchange.  If Notes shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section 2.03 in exchange or substitution for or upon registration of transfer of any Notes, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time outstanding for Notes authenticated and delivered in such new name.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes.  An authenticating agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.  An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Section 2.04.          Registrar and Paying Agent.

The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”).  The Registrar shall keep a register of the Notes and of their transfer and exchange.  The Company may appoint one or more co-registrars and one or more additional paying agents.  The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent.  The Company may change any Paying Agent or Registrar without notice to any Holder.  The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture.  If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such.  The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Company initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.

The Company shall, prior to each Regular Record Date, notify the Paying Agent of any wire transfer instructions for payments that it receives from Holders.

Section 2.05.          Paying Agent to Hold Money in Trust.

The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of or interest on the Notes, and will notify the Trustee of any default by the Company in making any such payment.  While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee.  The Company at any time may require a Paying Agent to pay all money held by it to the Trustee.  Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for the money.  If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent.  Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

Section 2.06.          Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a).  If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Company shall otherwise comply with TIA § 312(a).

Section 2.07.          Transfer and Exchange.

(a)           Transfer and Exchange of Global Notes.  (i) Except as provided in this Section 2.07 and the sections of this Indenture referenced herein, notwithstanding any other provision in this Indenture, no Global Note may be exchanged in whole or in part for Definitive Notes, and no transfer of a Global Note in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Notes or a nominee thereof unless (i) such Depositary or the Trustee has notified the Company that the Depositary is (A) unwilling or unable to continue as Depositary for such Global Notes or (B) has ceased to be clearing agency registered as such under the Exchange Act, and in either case the Company fails to appoint a successor Depositary within 90 days of such notice, (ii) the Company executes and delivers to the Trustee a Company Order stating that it elects to cause the issuance of the Notes in definitive form and that all Global Notes shall be exchanged in whole for Definitive Notes (in which case such exchange shall be effected by the Trustee) or (iii) there shall have occurred and be continuing an Event of Default with respect to the Notes.  Notwithstanding the foregoing provisions of this Section 2.07(a), Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.08 and 2.11 hereof.  A Global Note may not be exchanged for another Note other than as provided in this Section 2.07(a); however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.07(b) or (e) hereof.

If any Global Note is to be exchanged for other Notes or cancelled in whole, it shall be surrendered by or on behalf of the Depositary or its nominee to the Trustee, as Registrar, for exchange or cancellation as provided in this Article 2.  If any Global Note is to be exchanged for other Notes or cancelled in part, or if another Note is to be exchanged in whole or in part for a beneficial interest in any Global Note, then either (i) such Global Note shall be so surrendered for exchange or cancellation as provided in this Article 2 or (ii) the principal amount thereof shall be reduced or increased by an amount equal to the portion thereof to be so exchanged or cancelled, or equal to the principal amount of such other Note to be so exchanged for a beneficial interest therein, as the case may be, by means of an appropriate endorsement made on the Global Notes by the Trustee, as Custodian, whereupon the Trustee, in accordance with the Applicable Procedures, shall instruct the Depositary or its authorized representative to make a corresponding adjustment to its records.  Upon any such surrender or adjustment of a Global Note, the Trustee shall, as provided in this Article 2, authenticate and deliver any Notes issuable in exchange for such Global Note (or any portion thereof) to or upon the order of, and registered in such names as may be directed by, the Depositary or its authorized representative.  Upon the request of the

Trustee in connection with the occurrence of any of the events specified in the foregoing paragraph, the Company shall promptly make available to the Trustee a reasonable supply of Definitive Notes that are not in the form of Global Notes.  The Trustee shall be entitled to rely upon any order, direction or request of the Depositary or its authorized representative which is given or made pursuant to this Article 2 if such order, direction or request is given or made in accordance with the Applicable Procedures and in accordance with all applicable laws.  Every Note authenticated and delivered upon registration of transfer of, or in exchange for or in lieu of, a Global Note or any portion thereof, whether pursuant to this Article 2 or otherwise, shall be authenticated and delivered in the form of, and shall be, a Global Note, unless such Note is registered in the name of a Person other than the Depositary for such Global Note or a nominee thereof.

(b)           Transfer and Exchange of Beneficial Interests in the Global Notes.  The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures.

(c)           Global Note Legend.  Each Global Note shall bear a legend in substantially the following form:

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF.  THIS NOTE MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A NOTE REGISTERED, AND NO TRANSFER OF THIS NOTE IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

(d)           Cancellation and/or Adjustment of Global Notes.  At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been repurchased or cancelled in whole and not in part, each such Global Note shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.12 hereof.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction to reflect such increase.

(e)           General Provisions Relating to Transfers and Exchanges.

Subject to the other provisions of this Indenture regarding restrictions on transfer, upon surrender for registration of transfer of any Note at any office or agency of the Company designated pursuant to Section 4.02 for such purpose, the Company shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferee or transferees, one or more new Notes of any authorized denominations, of a like aggregate principal amount and bearing such restrictive legends as may be required by this Indenture.

(i)           At the option of the Holder, and subject to the other provisions of this Section 2.07, Notes may be exchanged for other Notes of any authorized denominations, of a like aggregate principal amount and bearing such restrictive legends as may be required by this Indenture upon surrender of the Notes to be exchanged at any such office or agency.  Whenever any Notes are so surrendered for exchange, the Company shall execute, the Trustee shall authenticate and make available for delivery, the Notes which the Holder making the exchange is entitled to receive.

(ii)           Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Company or the Registrar) be duly endorsed, or be accompanied by a written instrument of transfer, in form satisfactory to the Company and the Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing.

(iii)           No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.11, 3.02, 4.10, 4.11, 4.15 and 9.05 hereof).

(iv)           [Intentionally omitted.]

(v)           All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(vi)           The Registrar shall not be required to register the transfer of or to exchange a Note between a Regular Record Date and the next succeeding Interest Payment Date.

(vii)           Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(viii)           The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.03 hereof.

(ix)           The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary Participants or beneficial owners of interests in any Global Notes) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(x)           Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary.

Section 2.08.          Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon receipt of a Company Order, shall authenticate a replacement Note if the Trustee’s requirements are met.  If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced.  The Company may charge for its expenses in replacing a Note.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section, the Company and the Trustee (without duplication) may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee and reasonable attorneys’ fees) connected therewith.

Every replacement Note is an additional obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

The provisions of this Section are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

Section 2.09.          Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section as not outstanding.  Except as set forth in Section 2.10 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.08 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary of the Company or an Affiliate of any thereof) holds, on a Change of Control Payment Date, a Purchase Date or Maturity, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.10.          Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, or by any Subsidiary of the Company shall be considered as though not outstanding.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction or waiver of past defaults, Notes owned by any Affiliate of the Company other than a Subsidiary shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction or waiver of past defaults, only Notes that the Trustee actually knows are so owned shall be so disregarded.

Notwithstanding the foregoing, with respect to any Global Note, nothing herein shall prevent the Company, the Trustee, or any agent of the Company or the Trustee, from giving effect to any written certification, proxy or other authorization furnished by a Depositary or impair, as between a Depositary and holders of beneficial interests in any Global Note the operation of customary practices governing the exercise of the rights of the Depositary as Holder of such Global Note.

Section 2.11.          Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of a Company Order, shall authenticate temporary Notes.  Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee.  Without unreasonable delay, the Company shall prepare and the Trustee shall, as soon as practicable upon its receipt of a Company Order, authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

Section 2.12.          Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation.  The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment.  The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of such cancelled Notes (subject to the record retention requirement of the Exchange Act) in accordance with its customary procedures.  The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.13.          Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner in cash only plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof.  The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment.  The Company shall fix or cause to be fixed each such special record date and payment date, provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest.  At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.14.          CUSIP Numbers.

The Company in issuing the Notes may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in notices as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice and that reliance may be placed only on the other identification numbers printed on the Notes and any such repurchase shall not be affected by any defect in or omission of such numbers.  The Company will promptly notify the Trustee in writing of any change in the “CUSIP” numbers.

Section 2.15.          Computation of Interest.

Interest on the Notes shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

Section 2.16.          PIK Notes.

In the event the Company determines to issue PIK Notes pursuant to Section 2.02, the Company shall deliver a Company Order and PIK Notes as required by Section 2.03 and an Officers’ Certificate setting forth the following information:

(a)           The aggregate principal amount of such PIK Notes to be authenticated and delivered on the applicable issue date; and

(b)           The proposed issue date of such PIK Notes, which shall be an Interest Payment Date.

If the proposed Interest Payment Date occurs during the two-year period following ____________, 2010 and the Company elects to pay interest in PIK Notes, the Company shall deliver at least 5 Business Days prior to the Record Date the Officers’ Certificate required by this Section 2.16, the Board Resolution required by Section 2.03 and the Company Order required by Section 2.02, and shall provide notice of such election (including the amounts of PIK Notes) to all Holders in the manner provided in Section 13.02.

Section 2.17.          Additional Notes.

Commencing with the end of the Company’s Fiscal Year ending December 31, 2011, the Company shall calculate the average annual Consolidated Cash Flow for each of the prior two Fiscal Years for each of the Company’s Fiscal Years ending 2011 through 2016 (each such date, a “Determination Date”).  The Company shall then calculate an assumed net debt capacity (the “Net Debt Capacity”) as of each such Determination Date by multiplying the applicable average two-year annual Consolidated Cash Flow by four.  The Company shall issue additional notes (“Additional Notes”) to Holders of Notes on the relevant Regular Record Date to the extent that the Net Debt Capacity as of such Determination Date, plus any Cash Equivalents on the Company’s balance sheet (plus any undrawn commitment amount under the Company’s then outstanding revolving credit facility to the extent available to be drawn on the Determination Date) as of such Determination Date, exceeds the sum of (i) the amount of the outstanding balance of the Company’s then outstanding revolving credit facility (determined as the daily average of such loan for the Fiscal Year ending on such Determination Date, and assuming it was fully drawn to the extent available to be drawn on each day of calculation of such daily average); (ii) the $33.0 million of Initial Notes; (iii) the amount of Additional Notes (excluding interest accretion as provided in the penultimate sentence of this paragraph) issued with respect to all prior Determination Dates; and (iv) the amount of other interest-bearing Indebtedness (other than PIK Notes) outstanding as of such Determination Date.  The calculation of the amount of Additional Notes to be issued shall take place within three months after each Determination Date, and the issuance of such Additional Notes shall take place on the first Interest Payment Date after such calculation.  The Company shall pay interest with such Additional Notes in cash upon issuance of such Additional Notes at a rate of 9% per annum on the principal amount of such Additional Notes accrued from the first date of the Fiscal Year following the applicable Determination Date if the Company pays interest in cash on the then existing Notes on such issuance date; and if interest on existing Notes on such issuance date is paid in PIK Notes, the principal amount of Additional Notes shall be increased to include the interest accreted from the first date of the Fiscal Year following the applicable Determination Date to the applicable issue date at a rate per annum of 11% on the principal amount of Additional Notes otherwise to be issued not taking into account such accretion.  In no event shall the cumulative amount of Additional Notes issued under the procedures set forth in this Section 2.17 exceed $37.0 million (excluding interest accretion as provided in the penultimate sentence of this paragraph).

On or prior to March 31 of the fiscal year following the applicable Determination Date, the Company shall deliver an Officer’s Certificate setting forth in detail the calculation of the average annual Consolidated Cash Flow for the two prior Fiscal Years, the Net Debt Capacity as of the applicable Determination Date and, if applicable, the aggregate amount of Additional Notes to be authorized and issued on the relevant Interest Payment Date.  At least 5 Business Days prior to the applicable Regular Record Date, the Company shall deliver the Company Order required by Section 2.03 for the issuance of the Additional Notes.  The Additional Notes shall be issued on a pro rata basis to the Holders holding Notes on the applicable Regular Record Date.

ARTICLE 3.
REDEMPTION AND PREPAYMENT

Section 3.01.          No Optional Redemption.

The Notes are not optionally redeemable at any time.

Section 3.02.          Offer to Purchase by Application of Excess Proceeds and Net Loss Proceeds.

In the event that, pursuant to Section 4.10 or Section 4.11 hereof, the Company shall be required to commence an Asset Sale Offer or a Loss Proceeds Offer, it shall follow the procedures specified below.  The Asset Sale Offer or Loss Proceeds Offer shall be made to all Holders and all holders of the Indebtedness of the Company or the Subsidiaries that is pari passu with the Notes or the Subsidiary Guarantee in question that contains provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets or that is Senior Secured Debt in the case of an Event of Loss.

An Asset Sale Offer or Loss Proceeds Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”).  No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Company shall purchase the principal amount of Notes required to be purchased pursuant to Section 4.10 or Section 4.11 or, if less than the Offer Amount or Loss Proceeds Offer Amount has been tendered, all Notes tendered in response to the Asset Sale Offer or the Loss Proceeds Offer, as applicable. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

If the Purchase Date is on or after a Regular Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer or the Loss Proceeds Offer, as applicable.

Upon the commencement of an Asset Sale Offer or Loss Proceeds Offer, the Company shall send, by first class mail, a notice to the Trustee and each of the Holders.  The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer or the Loss Proceeds Offer, as applicable.  The notice shall contain (i) the most recent annual and quarterly financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the documents required to be filed with the Trustee pursuant to Section 4.03(a) of this Indenture (which requirements may be satisfied by delivery of such documents together with the Asset Sale Offer or Loss Proceeds Offer, as applicable), (ii) a description of material developments as found in press releases and public filings in the Company’s business subsequent to the date of the latest of such financial statements referred to in clause (i), (iii) a description of the events requiring the Company to make the Asset Sale Offer or the Loss Proceeds Offer, and (iv) any other information required by applicable law to be included therein.  The notice, which shall govern the terms of the Asset Sale Offer or the Loss Proceeds Offer, as applicable, shall also state:

(a)           that the Asset Sale Offer or the Loss Proceeds Offer is being made pursuant to this Section 3.02 and Section 4.10 or Section 4.11 hereof and the length of time the Asset Sale Offer or Loss Proceeds Offer, as applicable, shall remain open;

(b)           the Offer Amount or the Loss Proceeds Offer Amount, the purchase price and the Purchase Date;

(c)           that any Note not tendered or accepted for payment shall continue to accrue interest;

(d)           that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer or the Loss Proceeds Offer, as applicable, shall cease to accrue interest after the Purchase Date;

(e)           that Holders electing to have a Note purchased pursuant to an Asset Sale Offer or the Loss Proceeds Offer, as applicable, may only elect to have all of such Note purchased and may not elect to have only a portion of such Note purchased;

(f)           that Holders electing to have a Note purchased pursuant to any Asset Sale Offer or Loss Proceeds Offer, as applicable, shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, a depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(g)           that Holders shall be entitled to withdraw their election if the Company, the depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(h)           that, if the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount or the Loss Proceeds Offer Amount, as applicable, the Company shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000, or integral multiples of $1.00 in addition thereto, shall be purchased unless such Note represents the entire amount outstanding thereunder, in which case the entire principal amount thereof shall be purchased); and

(i)           that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or prior to 10:00 a.m. New York City time, on any Purchase Date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the purchase price of and accrued interest on all Notes to be purchased on that date.  The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the purchase price of, and accrued and unpaid interest on, all Notes to be redeemed.

On or before the Purchase Date, the Company shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount or the Loss Proceeds Offer Amount, as applicable, of Notes or portions thereof tendered pursuant to the Asset Sale Offer or the Loss Proceeds Offer, as applicable, or if less than the Offer Amount or the Loss Proceeds Offer Amount has been tendered, all Notes tendered, and shall deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.02.  The Company, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee, upon receipt of a Company Order from the Company, shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered.  Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof.  The Company shall publicly announce the results of the Asset Sale Offer or the Loss Proceeds Offer, as applicable, on the Purchase Date.

ARTICLE 4.
COVENANTS

Section 4.01.          Payment of Notes.

The Company shall pay or cause to be paid the principal of and interest on the Notes on the dates and in the manner provided for in the Notes.  Principal and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, (i) holds as of 10:00 a.m. New York City Time on the due date money deposited by the Company in immediately available funds, or in the case of interest payable with PIK Notes, PIK Notes, and designated for and sufficient to pay all principal and interest then due and (ii) is not prohibited from paying such money or issuing such PIK Notes to the Holders.

The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 2% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including interest that accrues after, or would have accrued but for, the commencement of a proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02.          Maintenance of Office or Agency.

The Company shall maintain in the Borough of Manhattan, The City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served.  The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency.  If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, The City of New York for such purposes.  The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.04.

Section 4.03.          Reports; Fiscal Year.

(a)           Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the Holders or cause the Trustee to furnish to the Holders, within the time periods specified in the Commission’s rules and regulations applicable to non-accelerated filers (as defined in such rules and regulations): all quarterly and annual financial statements prepared in accordance with GAAP that would be required to be contained in filings with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a brief narrative which need not comply with the Commission’s rules and regulations regarding “Management’s Discussion and Analysis of Financial Condition and Results of Operations” unless the Company is otherwise required by contract or agreement to prepare and provide the same, that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries.

All such financial statements and information will be prepared in all material respects in accordance with all of the Commission’s rules and regulations applicable to such financial statements and reports.  Notwithstanding anything to the contrary, this shall not require the Company to present the financial statements or information required by Rule 3-10 or Rule 3-16 of Regulation S-X.

(b)           The Company will (1) distribute such information and such reports electronically to the Trustee, and (2) make them available, upon request, to any Holder and to any beneficial owner of Notes by posting such information and reports on IntraLinks or a comparable password protected online data system, which will require a confidentiality acknowledgement, and will make such information and reports readily available to any prospective investor, securities analyst or market maker in the Notes who (x) agrees to treat such information as confidential, and (y) accesses such information on IntraLinks or such comparable password protected online data system, which will require a confidentiality acknowledgement; provided that if such information is to be provided by means of IntraLinks or a comparable password protected online data system, then the Company shall post such information thereon and make readily available any password or other login information to any such prospective investor, securities analyst or market maker.

(c)           The Company agrees that, for so long as any Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their written request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act and Rule 15 c-2-11(a)(5) of the Exchange Act.

(d)           Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuers’ compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates, subject, however, to the provisions of Section 7.01(a) of this Indenture).

Section 4.04.          Compliance Certificate.

(a)           The Company and each Guarantor (to the extent that such Guarantor is so required under the TIA) shall deliver to the Trustee, within 120 days after the end of each Fiscal Year, an Officers’ Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding Fiscal Year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which scheduled payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

(b)           The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon and in any event within 5 Business Days after any Officer’s becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 4.05.          Taxes.

The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06.          Stay, Extension and Usury Laws.

The Company and each of the Guarantors covenant (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenant that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07.          Restricted Payments.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value (including; without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company; or (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or a Subsidiary Guarantee (all such payments and other actions set forth in clauses (i) through (iii) above being collectively referred to as “Restricted Payments”).

The foregoing provisions shall not prohibit (i) the redemption, repurchase, retirement, defeasance or other acquisition of any Indebtedness that is subordinated to the Notes or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); (ii) the defeasance, redemption, repurchase or other acquisition of Indebtedness that is subordinated to the Notes with the net cash proceeds from an Incurrence of Permitted Refinancing Indebtedness; (iii) the payment of any dividend (in cash or otherwise) by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis; (iv) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Subsidiary of the Company held by any member of the Company’s (or any of its Subsidiaries’) management pursuant to any management equity subscription agreement, stock option agreement or employment agreement, provided that the purchase price is paid with the proceeds to the Company of key man life or disability insurance policies purchased by the Company specifically to finance any such repurchase, redemption or other acquisition; (v) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the Company’s (or any of its Restricted Subsidiaries’) management pursuant to any management equity subscription agreement, stock option agreement, or employment agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests of the Company or any Restricted Subsidiary shall not exceed $500,000 in any twelve-month period and no Default or Event of Default shall have occurred and be continuing immediately after such transaction; and (vi) upon the occurrence of a Change of Control or an Asset Sale and within 60 days after the completion of the offer to repurchase the Notes pursuant to the covenants described under Section 3.02, 4.10 and 4.15, any purchase, repurchase, redemption, defeasance, acquisition or other retirement for value of Indebtedness subordinated to the Notes or a Subsidiary Guarantee required pursuant to the terms thereof at a purchase price not to exceed 101% of the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any, as a result of such Change of Control, and at a purchase price not to exceed 100% of the outstanding principal amount, plus accrued and unpaid interest thereon, if any, as a result of an Asset Sale; provided, however, that at the time of such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, no Default or Event of Default shall have occurred and be continuing (or would result therefrom).

Section 4.08.          Limitation on Restricted Investments.

The Company shall not, and shall not permit any Restricted Subsidiary to, make any Restricted Investment if:

(a)           an Event of Default, or an event that with the passing of time or the giving of notice, or both, would constitute an Event of Default, shall have occurred and is continuing, or

(b)           upon giving effect to such Restricted Investment, the Company could not, after giving pro forma effect thereto as if such Restricted Investment had been made at the beginning of the applicable four (4) quarter period, Incur at least $1.00 of additional Indebtedness pursuant to the terms of the first paragraph of Section 4.09, or

(c)           upon giving effect to such Restricted Investment, the aggregate amount of all Restricted Investments from the Effective Date and payments made pursuant to clauses (iii) or (vi) of the second paragraph of Section 4.07 exceeds the sum of:

(i)
50% of Consolidated Net Income for the period (treated as one accounting period) commencing with the first full fiscal quarter after the Effective Date and ending on the last day of the last full fiscal quarter immediately preceding such Restricted Investment for which quarterly or annual financial statements of the Company are available (or if such Consolidated Net Income is a deficit, less 100% of such deficit); plus

(ii)
100% of the aggregate Net Proceeds received after the Effective Date as a contribution to the common equity capital of the Company or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests or Disqualified Stock or convertible debt securities sold to a Restricted Subsidiary of the Company after the Effective Date); plus

(iii)
an amount equal to the net reduction in Restricted Investments resulting from dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary (except to the extent any such payment is included in the calculation of Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, not to exceed the amount of Restricted Investments previously made after the Effective Date by the Company and its Restricted Subsidiaries in such Person.

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default.  For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated as an Unrestricted Subsidiary will be deemed to be Restricted Investments at the time of such designation and will reduce the amount available for Restricted Investments under clause (3)(c) of this Section 4.08.  All such outstanding Investments (except to the extent repaid in cash) will be deemed to constitute Restricted Investments in an amount equal to the greatest of (x) the net book value of such Investments at the time of such designation, (y) the Fair Market Value of such Investments at the time of such designation and (z) the original Fair Market Value of such Investments at the time they were made.  Such designation will only be permitted if such Restricted Investments would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.  The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if such redesignation would not cause a Default; provided that such designation shall be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under Section 4.09 calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

The amount of all Restricted Investments (other than cash) shall be the Fair Market Value on the date of the Restricted Investments of the asset(s) or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Investment.  The Fair Market Value of any assets or securities that are required to be valued pursuant to the foregoing sentence shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $10.0 million.  Not later than the date of making any Restricted Investment, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Investment is permitted and setting forth the basis upon which the calculations required by this Section 4.08 were computed, together with a copy of any opinion or appraisal required by this Indenture.

Section 4.09.          Incurrence of Indebtedness and Issuance of Preferred Stock.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Indebtedness (including Acquired Debt) and that the Company shall not issue any Disqualified Stock and shall not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may Incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock and the Company’s Restricted Subsidiaries may Incur Indebtedness or issue preferred stock if (i) as of the date of such proposed Incurrence or issuance (the “Calculation Date”) the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.25 to 1 and (ii) no Default or Event of Default shall have occurred and be continuing at the time of the Incurrence of such additional Indebtedness or the issuance of such Disqualified Stock or preferred stock or shall occur as a result of such Incurrence or issuance.

The provisions of the first paragraph of this Section 4.09 will not apply to the Incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(i)           the Incurrence by the Company and any Guarantor of Indebtedness and letters of credit (with letters of credit being deemed to have a principal amount equal to the stated amount thereof) and other obligations under the Exit Facility in an aggregate principal amount that does not exceed at any one time $40,000,000 less the aggregate amount of all Net Proceeds of Asset Sales and Net Loss Proceeds of Events of Loss applied to repay Indebtedness under such Exit Facility pursuant to Section 4.10 or Section 4.11 hereof (other than temporary paydowns pending final application of such Net Proceeds or Net Loss Proceeds);

(ii)           the Incurrence by the Company of Existing Indebtedness;

(iii)           (a) Indebtedness (including Capitalized Lease Obligations) Incurred by the Issuer or any of the Restricted Subsidiaries and Disqualified Stock issued by the Issuer or any of the Restricted Subsidiaries to finance (whether prior to or within 180 days after) the purchase, lease, construction or improvement of property (real or personal) (whether through the direct purchase of property or the Capital Stock of any Person owning such property) and (b) Acquired Debt, in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness and Disqualified Stock then outstanding that was Incurred pursuant to this clause (iii), does not exceed $25.0 million;

(iv)           the Incurrence by the Company of Indebtedness represented by the Notes and any Subsidiary Guarantees issued in connection therewith;

(v)           the Incurrence by the Company or any Guarantor of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that is permitted by this Indenture to be Incurred under the first paragraph hereof or clauses (ii), (iii) and (iv) or this clause (v);

(vi)           the Incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(a)           if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Company, or the Subsidiary Guarantee, in the case of a Guarantor; and

(b)           (1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (2) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vi);

(vii)           the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of Preferred Stock; provided, however, that:

(a)           any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(b)           any sale or other transfer of any such preferred stock to a Person that is neither the Company nor a Restricted Subsidiary of the Company,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (vii);

(viii)           the Incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(ix)           the Guarantee by the Company or any Guarantor of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this Section 4.09; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes (in the case of the Company) or a Subsidiary Guarantee (in the case of a Guarantor), then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(x)           Indebtedness consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of the Company and its Restricted Subsidiaries;

(xi)           the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from agreements of the Company or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Subsidiary, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received or to be received by the Company and its Restricted Subsidiaries in connection with such disposition;

(xii)           the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of bid, performance, surety and similar bonds issued for the account of the Company and any of its Restricted Subsidiaries in the ordinary course of business, including Guarantees and obligations of the Company or any of its Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each case, other than on obligation for money borrowed);

(xiii)           Indebtedness arising from honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided that such Indebtedness (other than credit or purchase cards) is extinguished within five Business Days of notification to the Company of its Incurrence;

(xiv)           Indebtedness of Foreign Subsidiaries; provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (xiv), when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (xiv), does not exceed $10.0 million at any one time outstanding (it being understood that any Indebtedness Incurred under this clause (xiv) shall cease to be deemed Incurred or outstanding for purposes of this clause (xiv) but shall be deemed Incurred for purposes of the first paragraph of Section 4.09 from and after the first date on which the Foreign Subsidiary could have Incurred such Indebtedness under the first paragraph of Section 4.09, and the other provisions of this Indenture, without reliance upon this clause (xiv)); and

(xv)           the Incurrence by the Company or any Guarantor of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, not to exceed $10.0 million.

The Company will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes or the applicable Subsidiary Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

For purposes of determining compliance with this Section 4.09, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xv) above or is entitled to be Incurred pursuant to the first paragraph of this Section 4.09, the Company shall, in its sole discretion, divide or classify, or later divide, classify or reclassify, such item of Indebtedness, in any manner that would comply with this Section 4.09 at the time of Incurrence.  Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 4.09; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued (to the extent not already included in Fixed Charges).

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated  at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Section 4.10.          Asset Sales.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (evidenced by a Board Resolution) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash; provided that the amount of (x) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or the Subsidiary Guarantees) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (y) in the case of any Asset Sale constituting the transfer (by merger or otherwise) of all of the Capital Stock of a Restricted Subsidiary, any liabilities (as shown on such Restricted Subsidiary’s most recent balance sheet) of such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or the Subsidiary Guarantees) that will remain outstanding after such transfer and will not be a liability of the Company or any other Restricted Subsidiary of the Company following such transfer and (z) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are within 30 days of the receipt thereof converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.  To the extent that the assets which were the subject of any Asset Sale constitute Collateral, all proceeds thereof shall, to the extent permitted by law, be subject to a perfected Lien in favor of the Collateral Agent, and to the extent permitted by the Exit Facility, all Net Proceeds from such an Asset Sale shall be deposited in the Collateral Account.

Within 270 days after the receipt of any Net Proceeds from an Asset Sale, the Company or its Restricted Subsidiary, as applicable, may apply such Net Proceeds, at its option, (a) to repay Senior Debt, provided that to the extent that the assets that were the subject to the Asset Sale constitute Collateral, the only Senior Debt that may be prepaid is the Exit Facility, or (b) to make a capital expenditure or the acquisition of other long-term assets for use in a Permitted Business (“Replacement Assets”).  Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by this Indenture.  Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph and within the time specified in the first sentence of this paragraph will be deemed to constitute “Excess Proceeds.”  When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will be required to make a pro rata offer to all Holders of Notes and any holders of other Indebtedness that is pari passu with the Notes or the Subsidiary Guarantee in question and that requires such an offer and contains provisions similar to those set forth in this Indenture with respect to offers (an “Asset Sale Offer”), to purchase or redeem with the proceeds of sales of assets in accordance with Section 3.02, the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest to, but not including, the date of purchase (subject to the right of Holders of record on a Regular Record Date to receive interest on the relevant Interest Payment Date in accordance with the procedures set forth in this Indenture), in accordance with the procedures set forth in this Indenture.  To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by this Indenture.  If the aggregate principal amount of Notes tendered into such Asset Sale Offer surrendered by Holders thereof exceeds the amount of Excess Proceeds allocated for the Notes (the “Offer Amount”), the Trustee shall select the Notes to be purchased on a pro rata basis.  Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

Section 4.11.          Events of Loss.

In the event of an Event of Loss with respect to any Collateral, the Company or the affected Guarantor, as the case may be, will, subject to the terms of the Exit Facility, apply the Net Loss Proceeds from such Event of Loss, within 180 days after receipt, at its option:

(1)	to the rebuilding, repair, replacement or construction of improvements to the affected property (the “Subject Property”); or

(2)
to make capital expenditures with respect to Collateral or to acquire properties or long-term assets that will constitute Collateral and be used or useful in the Permitted Business of the Company or any of its Restricted Subsidiaries;

provided that if during such 180-day period the Company or a Restricted Subsidiary enters into a definitive agreement committing it to apply such Net Loss Proceeds in accordance with the requirements of clause (1) or (2) or if the application of such Net Loss Proceeds is part of a project authorized by the Board of Directors of the Company in good faith that will take longer than 180 days (but in no event longer than 270 days in the aggregate) to complete, and such project has begun, such 180-day period will be extended with respect to the amount of Net Loss Proceeds so committed until required to be paid in accordance with such agreement (or, if earlier, until termination of such agreement) or until completion of such project, as the case may be.  Pending the final application of Net Loss Proceeds, the Company or any Restricted Subsidiary shall deposit such Net Loss Proceeds in the Collateral Account to the extent permitted by the Exit Facility; provided that the Company is not required to deposit up to $1,000,000 of such Net Loss Proceeds for 30 days after the receipt thereof, so long as on the 31st day after such receipt funds in an amount equal to the amount of Net Loss Proceeds not previously deposited in the Collateral Account are deposited in such Collateral Account.

Any Net Loss Proceeds from an Event of Loss that are not applied or invested as provided in the first sentence of the preceding paragraph and within the time specified in the first sentence of the preceding paragraph will be deemed to constitute “Excess Loss Proceeds.”  When the aggregate amount of Excess Loss Proceeds exceeds $5.0 million (such date, the “Loss Proceeds Offer Trigger Date”), the Company will make an offer to all Holders and the holders of any other Senior Debt that is equally and ratably secured by the Subject Property (the “Senior Secured Debt”) and the terms of which require that an offer be made to all holders of such Senior Secured Debt (a “Loss Proceeds Offer”) to purchase in accordance with Section 3.02 the maximum principal amount of Notes (and Senior Secured Debt) that may be purchased out of such Excess Loss Proceeds, at an offer price in cash in an amount equal to 100% of their principal amount plus accrued and unpaid interest, if any, to, but not including, the date of purchase (subject to the right of Holders of record on a Regular Record Date to receive interest on the relevant Interest Payment Date in accordance with the procedures set forth in this Indenture).

If the aggregate principal amount of Notes surrendered by Holders exceeds the Excess Loss Proceeds to be used to purchase Notes (the “Loss Proceeds Offer Amount”), the Trustee shall select the Notes to be purchased on a pro rata basis.  Notwithstanding anything to the contrary in the foregoing, the Company may commence a Loss of Proceeds Offer prior to the expiration of 270 days after the occurrence of an Event of Loss.  If any Excess Loss Proceeds remain after the consummation of any Loss Proceeds Offer, the Company may use those Excess Loss Proceeds for any purpose not otherwise prohibited by this Indenture.  Upon completion of such offer to purchase, the amount of Excess Loss Proceeds shall be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to a Loss Proceeds Offer.  To the extent that the provisions of any applicable securities laws or regulations conflict with the provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.11 by virtue thereof.

Section 4.12.          Transactions with Affiliates.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a Board Resolution certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, unless such Affiliate Transaction involves a sale of an asset or assets in a single transaction not related to any other Affiliate Transaction, an opinion as to the fairness to the Trustee for the benefit of the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.  Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions: (i) any employment agreements entered into by the Company or any of its Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Subsidiary, (ii) transactions between or among the

Company and/or its Restricted Subsidiaries, (iii) the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary, (iv) any sale or other issuance of Equity Interests (other than Disqualified Stock) of the Company, (v) Existing Affiliate Transactions, (vi) any transactions permitted by Section 4.07 or Section 4.08 hereof, (vii) payments or loans (or cancellation of loans) to directors, officers, employees or consultants that are approved by a majority of the Board of Directors of the Company in good faith, (viii) the issuances of securities or the making of other payments, loans (or cancellation of loans), awards or grants in cash, securities or otherwise pursuant to, or the funding of or the entering into of, employment agreements or arrangements (including severance or termination provisions), stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Company or of a Restricted Subsidiary, as appropriate, in good faith, (ix) transactions permitted by, and complying with, the provisions of the Section 5.01, (x) transactions between the Company or any of the Restricted Subsidiaries and any Person, a director of which is also a director of the Company or any direct or indirect parent of the Company; provided, however, that such director abstains from voting as a director of the Company or such direct or indirect parent, as the case may be, on any matter involving such other Person, and (xi) pledges of Equity Interests of Unrestricted Subsidiaries.

Section 4.13.          Liens.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, securing Indebtedness or trade payables, except Permitted Liens.

Section 4.14.          Corporate Existence.

Subject to Article 5 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Section 4.15.          Offer to Repurchase Upon Change of Control.

(a)           Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at an offer price in cash equal to 115% of the aggregate principal amount thereof plus accrued and unpaid interest thereon (the “Change of Control Purchase Price”), to the date of purchase (the “Change of Control Payment Date”).  If the Change of Control Payment Date is on or after a Regular Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such Regular Record Date, and no additional interest shall be payable to Holders who validly tender Notes pursuant to the Change of Control Offer in respect of such Interest Payment Date.

(b)           Within thirty days following any Change of Control, the Company shall mail a notice to each Holder, with a copy of such notice to the Trustee. The notice, which shall govern the terms of the Change of Control Offer, shall state, among other things:

(i)           that a Change of Control has occurred and a Change of Control Offer is being made as provided for herein that each Holder has the right to require the Company to purchase such Holder’s Notes at the Change of Control Purchase Price, and that, although Holders are not required to tender their Notes, all Notes that are validly tendered shall be accepted for payment;

(ii)           the circumstances giving rise to the Change of Control;

(iii)           the Change of Control Purchase Price and the Change of Control Payment Date, which will be no earlier than 30 days and no later than 60 days after the date such notice is mailed;

(iv)           that any Note accepted for payment pursuant to the Change of Control Offer (and duly paid for on the Change of Control Payment Date) shall cease to accrue interest after the Change of Control Payment Date;

(v)           that any Notes (or portions thereof) not validly tendered shall continue to accrue interest;

(vi)           that any Holder electing to have a Note purchased pursuant to any Change of Control Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book entry transfer, to the Company, a depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three (3) Business Days before the Change of Control Payment Date;

(vii)           that Holders shall be entitled to withdraw their election if the Company, the depositary or the Paying Agent, as the case may be, receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(viii)           the instructions and any other information necessary to enable Holders to tender their Notes (or portions thereof) and have such Notes (or portions thereof) purchased pursuant to the Change of Control Offer; and

(ix)           that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes; provided that such new Note must be equal to $1,000 principal amount and integral multiples thereof.

(c)           On the Change of Control Payment Date, the Company shall, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being repurchased by the Company. The Paying Agent shall promptly (but in any case not later than five days after the Change of Control Payment Date) mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unrepurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in a principal amount of $1,000 or an integral multiple thereof.

(d)           Upon surrender and cancellation of a Definitive Note that is purchased in part pursuant to the Change of Control Offer, the Company shall promptly issue and the Trustee shall authenticate and mail (or cause to be transferred by book entry) to the surrendering Holder of such Definitive Note, a new Definitive Note equal in principal amount to the unpurchased portion of such surrendered Definitive Note; provided that each such new Definitive Note shall be in a principal amount of $1,000 or an integral multiple thereof.  Upon surrender of a Global Note that is purchased in part pursuant to a Change of Control Offer, the Paying Agent shall forward such Global Note to the Trustee who shall make a notation on Schedule of Exchanges of Interests thereof to reduce the principal amount of such Global Note to an amount equal to the unpurchased portion of such Global Note, as provided in Section 2.06 hereof.  The Company shall publicly announce the results of the Change of Control Offer on the Change of Control Payment Date.  For purposes of this Section 4.15, the Trustee shall act as the Paying Agent.

(e)           Notwithstanding anything to the contrary in this Section 4.15, the Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.15 hereof and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(f)           The Company shall comply with the requirements of Rules 13e-4 and 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.  To the extent that the provisions of any securities laws or regulations conflict with this Section 4.15, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.15 by virtue thereof.

Section 4.16.          Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a)           The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to

(i)
pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries,

(ii)	make loans or advances to the Company or any of its Restricted Subsidiaries or

(iii)	transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

(b)           However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of

(i)
Existing Indebtedness, as in effect on the date of this Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the agreements governing the Existing Indebtedness as in effect on the date of this Indenture,

(ii)
other Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries that is Incurred subsequent to the Effective Date and permitted pursuant to Section 4.09; provided that such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Company’s ability to make anticipated principal or interest payments on the Notes (as determined in good faith by senior management or the Board of Directors of the Company),

(iii)	this Indenture, the Security Documents and the Notes,

(iv)	applicable law,

(v)
any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was Incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be Incurred,

(vi)	customary non-assignment provisions in leases, licenses and other contracts entered into in the ordinary course of business and consistent with past practices,

(vii)
purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) of Section 4.16(a) above on the property so acquired,

(viii)	any agreement for the sale of a Subsidiary or a substantial portion of such Subsidiary’s assets that restricts distributions or transfers of assets by that Subsidiary pending its sale,

(ix)	Liens permitted to be incurred under the provisions of Section 4.13 that limit the right of the debtor to dispose of the assets subject to such Liens,

(x)
provisions limiting the disposition or distribution of assets or property in, or transfer of Capital Stock of, joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into (a) in the ordinary course of business, consistent with past practice or (b) with the approval of the Company’s Board of Directors, which limitations are applicable only to the assets, property or Capital Stock that are the subject of such agreements,

(xi)
the issuance of preferred stock by a Restricted Subsidiary or the payment of dividends thereon in accordance with the terms thereof; provided that issuance of such preferred stock is permitted pursuant Section 4.09 hereof and the terms of such preferred stock do not expressly restrict the ability of a Restricted Subsidiary to pay dividends or make any other distributions on its Capital Stock (other than requirements to pay dividends or make or liquidation preferences on such Preferred Stock prior to paying any dividends or making any other distributions on such other Capital Stock),

(xii)	customary provisions restricting subletting or assignment of any lease governing a leasehold interest,

(xiii)	encumbrances or restrictions contained in Hedging Obligations permitted from time to time under this Indenture,

(xiv)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, and

(xv)	any encumbrances or restrictions of the type referred to in Section 4.16(a) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or (i) through (xiv) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of senior management or the Board of Directors of the Company, no more restrictive with respect to such encumbrances and other restriction taken as a whole than whose contained in the encumbrances or other restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 4.17.          Payments for Consent.

Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is paid to all Holders of the Notes.

Section 4.18.          Additional Subsidiary Guarantees.

If the Company or any of its Restricted Subsidiaries shall acquire or create a Subsidiary other than a Foreign Subsidiary after the date of this Indenture, then such newly acquired or created Subsidiary shall become a Guarantor and execute and deliver a Supplemental Indenture substantially in the form of Exhibit B hereto and applicable Security Documents and deliver an Opinion of Counsel, in accordance with the terms of this Indenture.

Section 4.19.          Conduct of Business.

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, engage in any business other than a Permitted Business; provided, however, that the Company may continue the business of any Restricted Subsidiary that was engaged in on the Effective Date or on the date of acquisition thereof, as the case may be.

Section 4.20.          Sale and Leaseback Transactions.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction.

Section 4.21.          Maintenance of Insurance.

The Company shall, and the Company shall cause its Restricted Subsidiaries to, keep at all times all of its properties which are of an insurable nature insured (which may include self-insurance) against loss or damage with insurers believed by the Company to be financially sound and reputable to the extent that property of similar character is usually so insured by corporations similarly situated and owning like properties in accordance with good business practice.  To the extent that the Company and its Restricted Subsidiaries are required to maintain insurance by the Exit Facility, the Company will have satisfied its obligations under this Section 4.21 if it complies with the insurance covenants contained in the Exit Facility.  The Company shall deliver to the Trustee contemporaneously with the delivery of any certificates of insurance to the agent or lenders party to the Exit Facility a copy of such certificates of insurance.

Section 4.22.          Limitation on Issuance of Capital Stock of Restricted Subsidiaries.

The Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants, or other rights to purchase shares of such Capital Stock) except: (i) to the Company or a Wholly Owned Restricted Subsidiary of the Company; (ii) issuances of director’s qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law; or (iii) issuances or sales of Common Stock of a Restricted Subsidiary so long as immediately after giving effect to the issuance or sale, the Restricted Subsidiary would no longer constitute a Restricted Subsidiary, provided that (x) the proceeds therefrom shall be treated as proceeds from an Asset Sale in accordance with Section 4.10 and (y) any Investment in any Person remaining after giving effect to the issuance or sale would have been permitted to be made under Section 4.08 if made on the date of the issuance or sale.

Section 4.23.          Perfection of Security Interests.

The Company shall preserve the Liens granted under the Security Documents and undertake all actions which are required by applicable law that are necessary or appropriate in the reasonable judgment of the Trustee or the Collateral Agent to (a) maintain the Liens of the Collateral Agent in the Collateral in full force and effect at all times (including the priority thereof), and (b) preserve and protect the Collateral and protect and enforce the Company’s rights and title and the rights of the Collateral Agent to the Collateral, including, without limitation, the making or delivery of all filings and recordations, the payment of fees and other charges and the issuance of supplemental documentation for such purposes.

Section 4.24.          Consummation of Plan of Reorganization.

No provision of this Indenture shall prevent the Company and its Restricted Subsidiaries from consummating the Plan and the transactions contemplated thereby.

ARTICLE 5.
SUCCESSORS

Section 5.01.          Merger, Consolidation, or Sale of Assets.

(a)           The Company shall not consolidate, amalgamate or merge with or into (whether or not the Company is the surviving corporation) or continue in another jurisdiction, or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless

(i)           the Company is the surviving corporation or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; provided that in the case where the surviving Person is not a corporation, a corporation will become a co-obligor of the Notes;

(ii)           except in the case of a merger, consolidation or amalgamation of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the entity or Person formed by or surviving any such consolidation, merger or amalgamation (if other than the Company) or the entity or Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes, this Indenture and the Security Documents pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;

(iii)           immediately after such transaction no Default or Event of Default exists; and

(iv)           except in the case of a merger, consolidation or amalgamation of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation, merger or amalgamation (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (A) shall have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) shall, immediately after such transaction after giving pro forma effect thereto and any related financial transaction as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of Section 4.09 hereof; and

(v)           the Company or the surviving entity shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation, sale, assignment, transfer, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied.

For purposes of the foregoing, (i) the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company; and (ii) any Collateral transferred to the transferee shall (a) continue to constitute Collateral under this Indenture and the Security Documents, (b) be subject to the Lien in favor of the Trustee for the benefit of the Holders (or in favor of the Collateral Agent for the benefit of the Trustee and the Holders), and (c) not be subject to any Lien other than Permitted Liens.  The Company shall not lease its properties and assets substantially as an entity to any Person.

Section 5.02.          Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with Section 5.01 hereof, the successor corporation formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor corporation and not to the Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein; provided, however, that the predecessor Company shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale of all of the Company’s assets that meets the requirements of Section 5.01 hereof.

ARTICLE 6.
DEFAULTS AND REMEDIES

Section 6.01.          Events of Default.

An “Event of Default” occurs if:

(a)           the failure to pay the interest on any Notes or any other amount (other than principal for the Notes) when the same becomes due and payable and the default continues for a period of thirty (30) days;

(b)           the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity or otherwise (including the failure to make a payment to purchase Notes validly tendered pursuant to an Asset Sale Offer, a Loss Proceeds Offer or a Change of Control Offer);

(c)           failure by the Company or any of its Subsidiaries to comply with any of the provisions of Sections 4.07, 4.08 or 4.15 or Article 5;

(d)           the Company or any of its Subsidiaries fails to comply with any other covenant, representation, warranty or other agreement in this Indenture, the Notes or the Security Documents and such failure continues for 30 days after written notice to the Company by the Trustee or to the Company and the Trustee by Holders of at least 25% in aggregate principal amount of outstanding Notes, each such notice specifying such default or breach and that is a “Notice of Default” hereunder;

(e)           a default occurs under any mortgage, indenture (other than as referred to above), debt security or instrument under which there may be issued or by which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists or is created after the date of this Indenture, which default results in the failure to pay such Indebtedness at its Stated Maturity or in the acceleration of such Indebtedness prior to its express maturity and, in each case under this clause (e), the amount of such Indebtedness, whether principal, premium or interest, together with the amount of any other such Indebtedness which has not been so paid or the maturity of which has been so accelerated, aggregates $5.0 million or more (other than Existing Indebtedness to the extent it is secured by or paid by the drawing against a letter of credit permitted to be issued under this Indenture);

(f)           a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against the Company or any of its Restricted Subsidiaries and such judgment or judgments remain undischarged for a period (during which execution shall not be effectively stayed) of 30 days; provided that the aggregate of all such undischarged judgments exceeds $5.0 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing);

(g)           the Company or any of its Significant Subsidiaries that is a Restricted Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, pursuant to or within the meaning of Bankruptcy Law:

(i)           commences a voluntary case,

(ii)           consents to the entry of an order for relief against it in an involuntary case,

(iii)           consents to the appointment of a custodian of it or for all or substantially all of its property,

(iv)           makes a general assignment for the benefit of its creditors,

(v)           generally is not paying its debts as they become due; or

(h)           a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)           is for relief against the Company or any of its Significant Subsidiaries that is a Restricted Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary in an involuntary case;

(ii)           appoints a custodian of the Company or any of its Significant Subsidiaries that is a Restricted Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Significant Subsidiaries that is a Restricted Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary; or

(iii)           orders the liquidation of the Company or any of its Significant Subsidiaries that is a Restricted Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days;

(i)           the Liens created by the Security Documents shall at any time not constitute valid and perfected Liens on the Collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required herein or therein) in favor of the Collateral Agent, free and clear of all other Liens (other than Permitted Liens), or, except for expiration in accordance with its terms or amendment, modification, waiver, termination or release in accordance with the terms of this Indenture, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect, if in either case, such default continues for 15 days after written notice to the Company by the Trustee or to the Company and the Trustee by Holders of at least 25% in aggregate principal amount of outstanding Notes (each such notice specifying such default or breach and stating that such notice is a “Notice of Default” hereunder), or the enforceability thereof shall be contested by the Company or any Subsidiary Guarantor;

(j)           failure of the Company to make, when due, any transfer, delivery, pledge, assignment or grant of Collateral required to be made by it and such failure continues unremedied for ten Business Days after notice of such failure is given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

(k)           except as permitted by this Indenture, any Subsidiary Guarantee is held in any judicial proceeding to be unenforceable or invalid in any material respect or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; or

(l)           failure by the Company to comply with any of the provisions of Section 2.17.

Section 6.02.          Acceleration.

If any Event of Default (other than an Event of Default specified in clause (g) or (h) of Section 6.01 hereof with respect to the Company, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary) occurs and is continuing, the Trustee by a written notice to the Company or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes by a written notice to the Company and the Trustee may declare all the Notes to be due and payable immediately.  Any accrued and unpaid interest then due and payable shall be paid in cash only.  Notwithstanding the foregoing, if an Event of Default specified in clause (g) or (h) of Section 6.01 hereof occurs with respect to the Company, any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, all outstanding Notes shall be due and payable without further action or notice.  Holders of the Notes may not enforce this Indenture, the Security Documents or the Notes except as provided in this Indenture.  In the event of a declaration of acceleration because an Event of Default set forth in clause (e)(ii) of Section 6.01 has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e)(ii) of Section 6.01 shall be remedied or cured or waived by the holders of the relevant Indebtedness within 30 days after such event of default; provided that no judgment or decree for the payment of the money due on Notes has been obtained by the Trustee as provided in this Indenture.

At any time after such a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as hereinafter provided in this Article, the Holders of at least a majority in aggregate principal amount of the outstanding Notes, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if:

(1)           the Company has paid or deposited with the Trustee a sum sufficient to pay:

(A)           the principal of any Notes which have become due otherwise than by such declaration of acceleration (including any Notes required to have been purchased on a Change of Control Payment Date or a Purchase Date pursuant to a Change of Control Offer, an Offer to Purchase or a Loss Proceeds Offer, as applicable, made by the Company) and, to the extent that payment of such interest is lawful, any interest thereon at the rate provided therefor in the Notes;

(B)           to the extent that payment of such interest is lawful, interest upon overdue interest at the rate provided therefor in Section 4.01 and the Notes, and all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and any other amount due under Section 7.07; and

(2)           all Events of Default, other than the non-payment of the principal of or interest on, the Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 6.04.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

Section 6.03.          Collection of Indebtedness and Suits for Enforcement by Trustee.

The Company covenants that if there is:

(1)	a default in the payment of any interest on any Note when such interest becomes due and payable and such default continues for a period of 30 days, or

(2)
a default in the payment of the principal of any Note at the Maturity thereof or, with respect to any Note required to have been purchased pursuant to a Change of Control Offer, an Offer to Purchase or a Loss Proceeds Offer made by the Company, at the Change of Control Payment Date or Purchase Date thereof, as applicable, the Company will, upon demand of the Trustee, pay to it, for the benefit of the Holders of such Notes, the whole amount then due and payable on such Notes for principal, premium in the case of a Change of Control Offer, and interest, and, to the extent that payment of such interest shall be legally enforceable, interest on any overdue principal and on any overdue interest, at the rate provided therefore in Section 4.01 hereof and the Notes, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and any amounts due the Trustee under Section 7.07 hereof.

If the Company fails to pay such amounts forthwith upon such demand, the Trustee, in its own name and as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute and such proceeding to judgment or final decree and may enforce the same against the Company or any other obligor upon the Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property and assets of the Company or any other obligor upon the Notes, wherever situated.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium in the case of a Change of Control Offer, and interest on the Notes or to enforce the performance of any provision of the Notes, the Security Documents or this Indenture.  The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  All remedies are cumulative to the extent permitted by law.

Section 6.04.          Waiver of Past Defaults.

Subject to Section 6.07 and Section 9.02 hereof, Holders of not less than a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal, premium in the case of a Change of Control Offer, of and interest on the Notes (including any waiver obtained in connection with a purchase of, premium in the case of a Change of Control Offer, tender offer or exchange offer for Notes) (provided, however, that the Holders of at least a majority in aggregate principal amount of then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration).  Upon such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05.          Control by Majority.

Holders of at least a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it.  However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may result in the incurrence of liability by the Trustee.

Section 6.06.          Limitation on Suits.

A Holder of a Note may pursue a remedy with respect to this Indenture or the Notes only if:

(a)           the Holder of a Note gives to the Trustee written notice of a continuing Event of Default;

(b)           the Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c)           such Holder of a Note or Holders of Notes offer and, if requested, provide to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;

(d)           the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

(e)           during such 60-day period the Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07.          Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder, except that no Holder shall have the right to institute any such suit, if and to the extent that the institution or prosecution thereof or the entry of judgment therein would under applicable law result in the surrender, impairment, waiver, or loss of the Liens of the Security Documents upon any property or assets subject to the Liens.

Section 6.08.          Trustee May Enforce Claims Without Possession of Notes.

All rights of action and claims under this Indenture or the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any amounts due the Trustee under Section 7.07 hereof, be for the ratable benefit of the Holders of the Notes in respect of which such judgment has been recovered.

Section 6.09.          Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof.  To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.  Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10.          Priorities.

If the Trustee collects any money pursuant to this Article, it shall, subject to Article 12, pay out the money in the following order:

First:  to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second:  to Holders of Notes for amounts due and unpaid on the Notes for principal, premium in the case of a Change of Control Offer, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and

Third:  to the Company or any Guarantors or to such other party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11.          Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture, the Subsidiary Guarantees or the Security Documents and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Company, the Guarantors, if any, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

Section 6.12.          Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in the last paragraph of Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.13.          Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein.  Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.14.          Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE 7.
TRUSTEE

Section 7.01.          Duties of Trustee.

(a)           If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs; provided that if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise the rights or powers under this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security against loss, liability or expense satisfactory to the Trustee in its sole discretion.

(b)           Except during the continuance of an Event of Default:

(i)           the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and the Security Documents and no others, and no implied covenants or obligations shall be read into this Indenture or the Security Documents against the Trustee; and

(ii)           in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture but need not verify the contents thereof (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)           The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)           this paragraph does not limit the effect of paragraph (b) of this Section;

(ii)           the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)           the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d)           Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to this Section 7.01 and Section 7.02.

(e)           No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture or the Security Documents at the request of any Holders, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f)           The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02.          Rights of Trustee.

(a)           In connection with the Trustee’s rights and duties under this Indenture, the Trustee may conclusively rely, and shall be fully protected in acting or refraining from acting, upon any document believed by it to be genuine and to have been signed or presented by the proper Person.  The Trustee need not investigate any fact or matter stated in the document.

(b)           Before the Trustee acts or refrains from acting under this Indenture, it may require an Officers’ Certificate or an Opinion of Counsel or both.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel.  The Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)           The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)           The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)           Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

(f)           The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture or the Security Documents at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g)           Except with respect to Section 4.01 hereof, the Trustee shall have no duty to inquire as to the performance of the Company’s covenants in Article 4 hereof. In addition, the Trustee shall not be deemed to have knowledge of any Default or Event of Default except (i) any Event of Default occurring pursuant to Sections 6.01(a), 6.01(b) and 4.01 or (ii) any Default or Event of Default of which the Trustee shall have received written notification or obtained actual knowledge.

(h)           The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee may, in its discretion, make such further inquiry or investigation into such facts or matters as it may see fit and if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company personally or by agent or attorney.

(i)           The Trustee is not required to give any bond or surety with respect to the performance of its duties or the exercise of its powers under this Indenture.

(j)           In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action;

(k)           The Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture (i.e. an Incumbency Certificate).

(l)           In the event the Trustee receives inconsistent or conflicting requests and indemnity from two or more groups of Holders of Notes, each representing less than the aggregate principal amount of Notes outstanding required to take any action thereunder, the Trustee, in its sole discretion may determine what action, if any, shall be taken.

(m)           The Trustee’s immunities and protections from liability and its right to indemnification in connection with the performance of its duties under this Indenture shall extend to the Trustee’s officers, directors, agents, attorneys and employees. Such immunities and protections and right to indemnification, together with the Trustee’s right to compensation, shall survive the Trustee’s resignation or removal, the discharge of this Indenture and final payments of the Notes.

(n)           The permissive right of the Trustee to take actions permitted by this Indenture shall not be construed as an obligation or duty to do so.

Section 7.03.          Individual Rights of Trustee.

The Trustee may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee.  However, in the event that the Trustee acquires any conflicting interest (as defined in the TIA) it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as trustee or resign.  Any Agent may do the same with like rights and duties.  The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04.          Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05.          Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is actually known to the Trustee, the Trustee shall mail to Holders of Notes a notice of the Default or Event of Default within 90 days after such Default or Event of Default becomes known to the Trustee.  Except in the case of a Default or Event of Default relating to the payment of principal of or interest on any Note, the Trustee may withhold the notice if it determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06.          Reports by Trustee to Holders of the Notes.

Within 60 days after each May 15 beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA §313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted).  The Trustee also shall comply with TIA § 313(b)(2). The Trustee shall also transmit by mail all reports as required by TIA § 313(c).

A copy of each report at the time of its mailing to the Holders of Notes shall be mailed to the Company and filed with the Commission and each stock exchange, if any, on which the Notes are listed in accordance with TIA § 313(d).  The Company shall promptly notify the Trustee in writing when the Notes are listed on or delisted from on any stock exchange.

Section 7.07.          Compensation and Indemnity.

The Company shall pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder, as the parties shall agree in writing from time to time.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services.  Such expenses shall include the reasonable compensation, disbursements, fees and expenses of the Trustee’s agents and counsel.

The Company and the Guarantors shall jointly and severally indemnify the Trustee and each of its officers, directors, employees and agents for, and hold the same harmless against, any and all losses, liabilities or expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company (including this Section 7.07) and defending itself against any claim (whether asserted by the Company or any Holder or any other person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or bad faith.  The Trustee shall notify the Company promptly of any claim for which it may seek indemnity.  Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder.  At the Trustee’s sole discretion, the Company shall defend the claim with counsel reasonably satisfactory to the Trustee and the Trustee shall cooperate in the defense at the Company’s expense.  The Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel.  The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

To secure the Company’s payment obligations in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes.  Such Lien shall survive the resignation of the Trustee and/or the satisfaction and discharge or termination of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(g) or (h) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

The Trustee shall comply with the provisions of TIA § 313(b)(2) to the extent applicable.

The obligations of the Company and the Guarantors under this Section 7.07 shall survive the resignation of the Trustee and/or the satisfaction and discharge or termination of this Indenture.

Section 7.08.          Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company.  The Holders of Notes of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing not less than 30 days prior to the effective date of such removal.  The Company may remove the Trustee if:

(a)           the Trustee fails to comply with Section 7.10 hereof;

(b)           the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c)           a custodian or public officer takes charge of the Trustee or its property; or

(d)           the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee.  Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of Notes of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder of a Note who has been a Holder of a Note for at least six months, fails to comply with Section 7.10, such Holder of a Note may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company.  Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee shall mail a notice of its succession to Holders of the Notes.  The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof.  Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

Section 7.09.          Successor Trustee by Merger, Etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

Section 7.10.          Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has (or in the case of a corporation included in a bank holding company, the bank holding company and related entities has) a combined capital and surplus of at least $50 million as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA §§ 310(a)(1), (2), (3) and (5).  The Trustee is subject to TIA § 310(b).

Section 7.11.          Preferential Collection of Claims Against Company.

The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE 8.
LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01.          Option to effect Legal Defeasance or Covenant Defeasance.

The Company may, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, at any time, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article Eight.

Section 8.02.          Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from its Obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”).  For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and the Company and the Guarantors, if any, shall be deemed to have satisfied all their respective other obligations under the Notes, this Indenture, the Subsidiary Guarantees and the Security Documents, and the Subsidiary Guarantees and the Security Documents and all Collateral shall be released (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:  (a) the rights of Holders of outstanding Notes to receive payments in respect of the principal of and cash interest on such Notes when such payments are due, solely from the trust fund described in Section 8.04 hereof, (b) the Company’s Obligations with respect to such Notes under Article 2 and Section 4.02 hereof, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s obligations in connection therewith and (d) this Article Eight.  Subject to compliance with this Article Eight, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03.          Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, (i) the Company and the Guarantors, if any, shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their respective obligations under the covenants contained in Sections 4.03, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, 4.16, 4.18, 4.19, 4.20, 4.21, 4.22, and 4.23 and clause (iv) of Section 5.01 hereof and (ii) the occurrence of an event specified in Section 6.01(c) (with respect to Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.15, 4.16 or 4.22, clause (iv) of Section 5.01), 6.01(d) (with respect to any of Sections 4.03, 4.05, 4.12, 4.13, 4.18, 4.19, 4.20, 4.21 and 4.22 hereof), 6.01(e), 6.01(f), 6.01(g), 6.01(i) and 6.01(j) shall not be deemed to be an Event of Default on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes).  For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.

Section 8.04.          Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02 or 8.03 hereof to the outstanding Notes:

(a)           the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in United States dollars, noncallable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and interest on the outstanding Notes on the Stated Maturity and to the extent that Section 2.17 requires the issuance of Additional Notes, the Company shall on or before the Interest Payment Date on which the Additional Notes will be issued, deposit with the Trustee funds in a sufficient amount to pay principal and interest on such Additional Notes when such payments are due;

(b)           in the case of an election under Section 8.02 hereof, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c)           in the case of an election under Section 8.03 hereof, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d)           no Default or Event of Default shall have occurred and be continuing on the date of such initial deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Sections 6.01(g) or 6.01(h) hereof is concerned, at any time in the period ending on the 121st day after the date of such initial deposit;

(e)           such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is bound including, without limitation, the Exit Facility;

(f)           the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that after the 121st day following any deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(g)           the Company shall have delivered to the Trustee an Officers’ Certificate stating that the initial deposit was not made by the Company with the intent of preferring the Holders of Notes over any other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; and

(h)           the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05.          Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article Eight to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the written request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06.          Repayment to Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of or interest on any Note and remaining unclaimed for two years after such principal or interest has become due and payable shall be paid to the Company on its written request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter, as a secured creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 8.07.          Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ Obligations under this Indenture, the Notes, the Subsidiary Guarantees and the Security Documents shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Company or a Guarantor makes any payment of principal of or interest on any Note following the reinstatement of its obligations, the Company or such Guarantor shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9.
AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01.          Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, the Company, the Guarantors, if any, and the Trustee may amend or supplement this Indenture, the Notes, the Security Documents or the Intercreditor Agreement without the consent of any Holder of a Note:

(1)
to evidence the succession of another Person to the Company or a Guarantor and the assumption by any such successor of the covenants of the Company herein and in the Notes, the Security Documents and the Intercreditor Agreement and of such Guarantor contained herein and in the Security Documents; or

(2)	to add to the covenants of the Company or the Guarantors for the benefit of the Holders, or to surrender any right or power herein conferred upon the Company or the Guarantors; or

(3)	to comply with any requirements of the Commission in order to effect or maintain the qualification of this Indenture under the TIA; or

(4)
to cure any ambiguity, to correct or supplement any provision herein or in the Security Documents which may be inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Indenture or the Security Documents which shall not be inconsistent with the provisions of this Indenture; provided that such action pursuant to this clause (4) shall not adversely affect the interests of the Holders in any material respect;

(5)
to evidence and provide for the acceptance and appointment hereunder of a successor Trustee with respect to the Notes or a successor Collateral Agent with respect to the Security Documents and the Intercreditor Agreement;

(6)
to mortgage, pledge, hypothecate or grant a Lien in favor of the Collateral Agent for the benefit of Trustee and the Holders of the Notes as additional security for the payment of principal of and interest on the Notes by the Company or on the Subsidiary Guarantees by the Guarantors under this Indenture in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to the Collateral Agent, pursuant to this Indenture or the Security Documents;

(7)	to add Guarantees with respect to the Notes, to secure the Notes or to release Guarantors from Subsidiary Guaranties as provided by the terms of this Indenture; or

(8)	to add additional Events of Default.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Company and the Guarantors, if any, in the execution of any amended or supplemental Indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental Indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02.          With Consent of Holders of Notes.

Except as provided below in this Section 9.02, the Company, the Guarantors, if any, and the Trustee may amend or supplement this Indenture, the Notes, any Subsidiary Guarantees, the Security Documents and the Intercreditor Agreement with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase of, tender offer or exchange offer for, Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, or premium in the case of a Change of Control Offer or interest on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture or the Notes may be waived with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of, tender offer or exchange offer for, Notes). Section 2.09 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.

The Company may not fix any day as the record date for the purpose of determining the Holders entitled to give or take any request, demand, authorization, direction, notice, consent, waiver or other action, or to vote on any action, authorized or permitted to be given or taken by Holders prior to the first date of any solicitation of a Holder made by any Person in respect of any such action, or, in the case of any such vote, prior to such vote.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Company and the Guarantors, if any, in the execution of such amended or supplemental Indenture unless such amended or supplemental Indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental Indenture.

It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section becomes effective, the Company shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental Indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Company with any provision of this Indenture or the Notes.  However, without the consent of each Holder affected, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1)
change the Stated Maturity of the principal of, or any installment of interest on, any Note, or reduce the principal amount thereof or the rate of interest thereon, or change the place of payment where, or the coin or currency in which, any Note or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of a Change of Control Offer, an Asset Sale Offer or a Loss Proceeds Offer which has been made, on or after the applicable Change of Control Payment Date or Purchase Date), or

(2)
reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of this Indenture or certain defaults hereunder and its consequences) provided for in this Indenture, or

(3)
modify any of the provisions of this Section, Section 6.02, Section 6.04 or Section 6.07, except to increase any such percentage or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holders of each outstanding Note affected thereby, or

(4)
after the Company’s obligation to purchase Notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate an Asset Sale Offer with respect to any Asset Sale that has been consummated or make and consummate a Loss Proceeds Offer in the event of an Event of Loss or, after such Change of Control or Event of Loss has occurred or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto;

(5)
modify or change any provision of this Indenture or the related definitions affecting the subordination or ranking of the Notes or any Guarantee in a manner which adversely affects the Holders; provided, however, that the ranking of the Notes shall not be deemed to be affected solely by virtue of any change to or release of the Collateral as permitted under this Indenture and the Security Documents;

(6)	release any Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee or this Indenture otherwise than in accordance with the terms of this Indenture;

(7)	release all or substantially all of the Collateral from the Liens under this Indenture and the Security Documents (except as specifically provided therein or in this Indenture); or

(8)	modify any of the provisions of Section 2.17.

Section 9.03.          Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental Indenture that complies with the TIA as then in effect.

Section 9.04.          Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note.  However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective.  An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.05.          Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated.  The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of a Company Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06.          Trustee to Sign Amendments, Etc.

The Trustee shall sign any amended or supplemental Indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee.

The Company may not sign an amendment or supplemental Indenture until the Board of Directors approves it. In executing any amended or supplemental indenture, the Trustee shall receive and (subject to Section 7.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 12.04 hereof, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE 10.
SECURITY ARRANGEMENTS

Section 10.01.          Collateral and Security Documents.

(a)           To secure the due and punctual payment of principal of and interest on the Notes by the Company when and as the same shall be due and payable, whether on an Interest Payment Date, at Stated Maturity, by acceleration, upon a Change of Control Offer or an Offer to Purchase, or otherwise, and interest on the overdue principal of and interest (to the extent permitted by law), on the Notes and performance of all other Obligations of the Company and the Guarantors, if any, to the Holders of the Notes, the Trustee or the Collateral Agent under this Indenture, the Notes, the Subsidiary Guarantees, and the Security Documents, according to the terms hereunder or thereunder, (i) the Company has entered into, (ii) concurrently with a Person becoming a Guarantor, such Guarantor will enter into, and (iii) pursuant to Sections 4.10, 4.11, 4.22, 5.01, 10.01(c), 10.05 and 12.04, each of the Company and the Guarantors, if any, will enter into, appropriate Security Documents, to create the security interests with respect to the Collateral (except to the extent that granting such Liens is precluded by the provisions of the documents evidencing the Exit Facility as in effect on the Effective Date).  The Trustee, the Collateral Agent, the Guarantors and the Company hereby acknowledge and agree that the Collateral Agent holds the Collateral in trust for the benefit of the Holders and the Trustee, among others, pursuant to the terms of the Security Documents.

(b)           Each Holder, by accepting a Note, agrees to all of the terms and provisions of the Security Documents and the Intercreditor Agreement (including, without limitation, the provisions providing for foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with the terms thereof and hereof, and authorizes and directs the Trustee, in its capacity as Collateral Agent, to perform their respective obligations and exercise their respective rights under the Security Documents in accordance therewith; provided, however, that if any provisions of the Security Documents limit, qualify or conflict with the duties imposed by the provisions of the TIA, the TIA will control.

(c)           Concurrently with (i) a Person becoming a Guarantor, (ii) the acquisition by the Company or any Restricted Subsidiary of any assets or property other than Real Property of the type which constitutes Collateral with a Fair Market Value in excess of $100,000 individually or in the aggregate (provided that only 65% of capital stock of any first-tier Foreign Subsidiary need be subject to a Lien), (iii) the acquisition by the Company or any Restricted Subsidiary of Real Property constituting fee-owned Real Property with a Fair Market Value in excess of $2.5 million or the acquisition of Real Property constituting leased property with an aggregate rent in excess of $200,000 in any twelve-month period, or (iv) a Lien on any asset of the Company or its Restricted Subsidiaries being granted in favor of the Exit Facility (whether or not such Indebtedness is Incurred pursuant to clause (i) of the second paragraph of Section 4.09), the Company shall, or shall cause the applicable Restricted Subsidiary to, among other things:

(1)
in the case of personal property, execute and deliver to the Collateral Agent such UCC-1 financing statements or take such other actions as shall be necessary or desirable to perfect and protect the Collateral Agent’s Lien on and security interest in such assets or property and the first priority thereof (subject only to Permitted Liens);

(2)	in the case of Real Property other than the existing Office Lease unless Exit Facility obtains a Lien thereon, execute and deliver to the Trustee:

(a)
a Mortgage, under which the Company or such Restricted Subsidiary shall grant to the Collateral Agent a first priority lien on and security interest in such Real Property and any related fixtures (subject only to Collateral Liens);

(b)
survey (for fee-owned Real Property) and title insurance (provided that (i) any mortgagee title insurance policy in respect of any owned Real Property shall include additional endorsements for survey, public road access and so-called comprehensive coverage, if available, and (ii) with regard to Real Property acquired after the Effective Date, any survey shall be sufficient for the title insurance company to issue the so-called comprehensive endorsement to the title insurance policy and remove the standard survey exception from the title insurance policy), covering any Real Property that is owned by such Restricted Subsidiary in an amount at least equal to the purchase price of such Real Property;

(c)	UCC-1 fixture filings; and

(d)	such other documents of the type described in Section 4.22 of this Indenture; and

(3)	upon request of the Trustee, promptly deliver to the Trustee Opinions of Counsel as to the enforceability and perfection of such Liens and security interests.

(d)           As more fully set forth in, and subject to the provisions of, the Security Documents and the Intercreditor Agreement, the Holders, the Trustee and the Collateral Agent on behalf of such Holders, will have rights in and to the Collateral that are subject to the rights that have been or may be created in favor of the holders of other Indebtedness and obligations of the Company.

(e)           As among the Holders, the Collateral shall be held for the equal and ratable benefit of the Holders without preference, priority or distinction of any thereof over any other.

(f)           With respect to the Trustee acting as Collateral Agent, the Trustee (i) shall not be deemed to have breached its fiduciary duty as Trustee to the Holders as a result of the performance of its duties as Collateral Agent to the extent it acts in compliance with the Security Documents and (ii) shall not be liable to the Holders for any such action or inaction.  The rights and interests created under this Indenture shall be subject to the terms of the Security Documents.

(g)           The Company and each Guarantor will do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Security Documents to which it is a party, to assure and confirm to the Trustee, in its capacity as Collateral Agent, the Liens on the Collateral contemplated by the Security Documents to which it is a party, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes and each Subsidiary Guarantees secured thereby, as applicable, according to the intent and purposes herein and therein expressed.  The Company will take, as required by applicable law, any and all actions required to cause the Security Documents to create and maintain, as security for the Obligations of the Company under this Indenture and the Notes and the Security Documents to which it is a party, valid and enforceable, perfected (except as expressly provided herein and therein) Liens in and on all the Collateral in favor of the Collateral Agent for the benefit of the Trustee and for the equal and ratable benefit of the Holders of the Notes.  Each Guarantor will take, as required by applicable law, any and all actions required to cause the Security Documents to which it is a party to create and maintain for its Obligations under each Subsidiary Guarantee and the Security Document related thereto, valid and enforceable, perfected (except as expressly provided herein or therein), Liens in favor of the Collateral Agent for the benefit of the Trustee and for the equal and ratable benefit of the Holders of the Notes.

(h)           The Collateral Agent is authorized to file UCC-1 Financing Statements and all other necessary documentation to perfect the Liens hereunder on behalf of each of the Company and the Guarantors and for the benefit of the Trustee and the Holders.  Each of the Company and the Guarantors agrees that such financing statements may describe the Collateral in the same manner as described in the Security Documents or as “all assets” or “personal property” of such Grantor or contain such other descriptions of the Collateral as the Collateral Agent, in its sole judgment, deems necessary or advisable. Each of the Company and the Guarantors hereby ratifies each such financing statement and any and all financing statements filed prior to the date of this Indenture by the Collateral Agent.

Section 10.02.          Release of Collateral.

Collateral may be released from the Liens created by the Security Documents at any time or from time to time, and the Security Documents may be terminated, in accordance with the provisions of the Security Documents or in accordance with this Indenture, including Section 11.06 hereof.  In addition, upon the request of the Company pursuant to an Officers’ Certificate and Opinion of Counsel certifying that all conditions precedent hereunder have been met, the Trustee will release Collateral that is sold, conveyed, or disposed of in compliance with the provisions of this Indenture.  Upon receipt of such Officers’ Certificate and Opinion of Counsel, the Trustee will execute, deliver and acknowledge any necessary or proper instruments of termination or release to evidence the release of any Collateral permitted to be release pursuant to this Indenture or the Collateral Documents.  The release of any Collateral from the terms hereof and of the Security Documents or the release of, in whole or in part, the Liens created by the Security Documents, or the termination of the Security Documents, will not be deemed to impair the Liens on the Collateral in contravention of the provisions hereof if and to the extent that the Liens on Collateral are released, or the Security Documents are terminated, pursuant to this Indenture or the applicable Security Documents.  The Trustee and each of the Holders acknowledge that a release of Collateral or a Lien in accordance with the terms of the Security Documents will not be deemed for any purpose to be an impairment of the Lien on the Collateral in contravention of the terms of this Indenture.  To the extent applicable, the Company and each obligor on the Notes shall cause § 314(d) of the TIA relating to the release of property or securities from the Lien hereof and of the Security Documents to be complied with.  Any certificate or opinion required by § 314(d) of the TIA may be made by an officer of the Company, except in cases which § 314(d) of the TIA requires that such certificate or opinion be made by an independent person.  In releasing any Collateral pursuant to the terms of the Indenture, including the provisions of Section 10.07(a) hereof, or any Security Document, the Trustee shall be entitled to receive, and shall be fully protected in relying upon, in addition to the documents required by Section 13.04, an Officers’ Certificate certifying that such release is authorized or permitted by this Indenture and the Security Documents and the Intercreditor Agreement and that all conditions precedent, if any, to such release have been satisfied.

Section 10.03.          Specified Releases of Collateral.

(a)           The Company shall be entitled to obtain a full release of all of the Collateral from the Liens of this Indenture and of the Security Documents upon payment in full of all principal, premium in the case of a Change of Control Offer, and interest, if any, on all of the then outstanding Notes and of all other Obligations for the payment of money due and owing to the Trustee or the Holders under this Indenture, the Notes, the Subsidiary Guarantees and the Security Documents, or upon compliance with the conditions precedent set forth in Article 8 hereof for Legal Defeasance or Covenant Defeasance. Upon such payment or upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel, each to the effect that such conditions precedent have been complied with (and which may be the same Officers’ Certificate and Opinion of Counsel required by Article 7 hereof), together with such documentation, if any, as may be required by the TIA (including, without limitation, TIA Section 314(d)) or reasonably required by the Trustee prior to the release of such Collateral, the Trustee shall forthwith take all action that is necessary or reasonably requested by the Company (in each case at the expense of the Company) to release and reconvey to the Company or a Guarantor without recourse all of the Collateral, and shall deliver such Collateral in its possession to the Company or a Guarantor and shall execute and deliver to the Company releases and satisfactions, in recordable form, to the extent reasonably requested by the Company.

(b)           The Company shall be entitled to obtain a release of, and the Trustee shall release, items of Collateral subject to a sale or disposition (other than Trust Monies constituting Net Proceeds from an Asset Sale of Collateral, which Trust Monies are subject to release from the Lien of the Security Documents as provided under Article 12 hereof) (the “Released Collateral”) upon compliance with the conditions precedent that the Company shall have delivered to the Trustee the following:

(i)	a Company Order requesting release of Released Collateral and

(A)	specifically describing the proposed Released Collateral,

(B)
certifying that the sale of such Released Collateral complies with the terms and conditions of this Indenture, including, without limitation, Section 4.10 hereof if the sale of such Released Collateral constitutes an Asset Sale, and

(C)	in the event that there is to be a substitution of property for the Collateral subject to the Asset Sale, specifying the property intended to be substituted for the Collateral to be disposed of;

(ii)	an Officers’ Certificate certifying that

(A)	such sale covers only the Released Collateral,

(B)	such sale complies with the terms and conditions of this Indenture, including, without limitation, Section 4.10 hereof,

(C)	all Net Proceeds from the sale of any of the Released Collateral will be applied pursuant to the terms and conditions of this Indenture, including, without limitation, Section 4.10 hereof,

(D)	all conditions precedent in this Indenture and the Security Documents to such release have been complied with,

(E)	no Default pursuant to clause (a) or (b) of Section 6.01 hereof or Event of Default is in effect or continuing on the date thereof, and

(F)	the release of the Collateral will not result in a Default or Event of Default;

(iii)
the Net Proceeds and other property received as consideration from the Asset Sale, together with such instruments of  conveyance, assignment and transfer, if any, as may be necessary to  subject to the Lien of the Security Documents all the right, title and interest of the Company or a Guarantor, as the case may be, in and to such property (to the extent required by this Indenture and the Security Documents);

(iv)
all documentation required by the TIA (including, without limitation, TIA Section 314(d)), if any, prior to the release by the Trustee of the Released Collateral, and, in the event there is to be a concurrent substitution of property for the Collateral subject to the Asset Sale, all documentation required by the TIA to effect the substitution of such new Collateral and to subject such new Collateral to the Lien of the relevant Security Documents, and all documents required by Section 10.01 hereof with respect to such new Collateral;

(v)	an Opinion of Counsel substantially to the effect that all conditions precedent herein and under any of the Security Documents relating to the release of such Collateral have been complied with; and

(vi)
if the Collateral to be released is only a portion of  a discrete parcel of Real Property, an Opinion of Counsel or an endorsement to any title insurance policy insuring the Lien in favor of the Trustee created by a Mortgage on such Real Property confirming that after such release, the Lien of such Mortgage continues unimpaired as a first priority perfected Lien upon the remaining Real Property, subject only to Permitted Liens.

Upon compliance by the Company with the conditions precedent set forth above, the Trustee shall cause to be released and reconveyed to the Company without recourse the Released Collateral and shall deliver any such Released Collateral in its possession to the Company and shall execute and deliver to the Company at the Company’s expense releases and satisfactions, in recordable form, to the extent reasonably requested by the Company.

(c)           The Company shall be entitled to obtain a release of, and the Trustee shall release, items of Collateral subject to an Event of Loss (other than Trust Monies constituting Net Loss Proceeds from an Event of Loss with respect to Collateral, which Trust Monies are subject to release from the Lien of the Security Documents as provided under Article 12 hereof) upon compliance with the conditions precedent that the Company shall have delivered to the Trustee the following:

(i)	an Officers’ Certificate of the Company certifying that

(A)	such release covers only Collateral subject to an Event of Loss,

(B)	if applicable, that such property has been taken by Condemnation,

(C)
in the case of a taking by Condemnation, that the award for the property so taken has become final and that an appeal from such award is not advisable in the interests of the Company or the Holders, and

(D)	that all conditions precedent herein and in the Security Documents provided for relating to such release have been complied with;

(ii)
the Net Loss Proceeds and other property received in respect of the Event of Loss, together with such instruments of conveyance, assignment and transfer, if any, as may be necessary to subject to the Lien of this Indenture and the Security Documents all the right, title and interest of the Company in and to such property (to the extent required by this Indenture and the Security Documents);

(iii)
all documentation required by the TIA (including,  without limitation, TIA Section 314(d)), if any, prior to the release by the Trustee of the Released Collateral, and, in the event there is to be a concurrent substitution of property for the Collateral subject to the Event of Loss, all documentation required by the TIA to effect the substitution of such new Collateral and to subject such new Collateral to the Lien of the relevant Security Documents, and all documents required by Section 10.01 hereof with respect to such new Collateral;

(iv)	an Opinion of Counsel substantially to the effect that all conditions precedent herein and under any of the Security Documents relating to the release of such Collateral have been complied with; and

(v)
if the Collateral to be released is only a portion of a discrete parcel of Real Property, an Opinion of Counsel or an endorsement to any title insurance policy insuring the Lien in favor of the Trustee created by a Mortgage on such Real Property confirming that after such release, the Lien of such Mortgage continues unimpaired as a first priority perfected Lien upon the remaining Real Property, subject only to Permitted Liens.

In any proceedings for the Condemnation of any Collateral, the Trustee may be represented by counsel who may be counsel for the Company.

Upon compliance by the Company with the conditions precedent set forth above, the Trustee shall cause to be released and reconveyed without recourse to the Company the Collateral which is the subject of such Event of Loss, and shall deliver such Collateral in its possession to the Company and shall execute and deliver to the Company at the Company’s expense releases and satisfactions, in recordable form, to the extent reasonably requested by the Company.

Section 10.04.          Opinions as to Recording.

(a)           The Company represents that is has caused or will promptly cause to be executed and delivered, filed and recorded and covenants that it and the Guarantors, if any, will promptly cause to be executed and delivered and filed and recorded, all instruments and documents, and represents that it has done and will do or will cause to be done all such acts and other things, at the Company’s expense, as applicable, as are necessary to subject the applicable Collateral to valid Liens and to perfect those Liens to the extent contemplated by the Security Documents.  Each of the Company and the Guarantors, if any, shall, as promptly as practicable, cause to be executed and delivered, filed and recorded all instruments and do all acts and other things as may be required by law to perfect, maintain and protect the Liens under the applicable Security Documents to which it is party (except as otherwise expressly provided herein and therein) to the extent contemplated by the Security Documents.

(b)           The Company shall furnish to the Trustee and the Collateral Agent promptly after the execution and delivery of this Indenture an Opinion of Counsel either (i) stating that in the opinion of such counsel all action has been taken with respect to the recording, registering and filing of this Indenture, financing statements or other instruments or otherwise necessary to make effective the Liens intended to be created by the Security Documents and reciting the details of such action, or (ii) stating that, in the opinion of such counsel, no such action is necessary to make such Lien effective.  Such Opinion of Counsel shall cover the necessity for recordings, registrations and filings required in all relevant jurisdictions.  Such Opinion of Counsel may contain such qualifications, assumptions and limitations as are customary for such opinions.

(c)           The Company and the Guarantors, if any, shall furnish to the Trustee and the Collateral Agent within three months after each anniversary of the Effective Date, an Opinion of Counsel, dated as of such date, stating either that (i) in the opinion of such counsel, all action has been taken with respect to the recording, registering, filing, re-recording, re-registering and refilling of all supplemental indentures, financing statements, continuation statements or other instruments of further assurance or otherwise as is necessary to maintain the effectiveness of the Liens intended to be created by the Security Documents and reciting the details of such action or (ii) in the opinion of such counsel, no such action is necessary to maintain the effectiveness of such Liens.  Such opinion of counsel shall cover the necessity of recordings, registrations, filing, re-recordings, re-registrations and refilings in all relevant jurisdictions.

(d)           The Company and the Guarantors shall otherwise comply with the provisions of § 314(b) and, as applicable §§ 314(c), (d) and (e) of the TIA.

Section 10.05.          Further Assurances and Security.

The Company and the Guarantors, if any, will execute, acknowledge and deliver to the Trustee, at the Company’s and/or such Guarantor’s expense, at any time and from time to time such further assignments, transfers, assurances or other instruments as may be reasonably required to effectuate the terms of this Indenture and the Security Documents, and will at any time and from time to time do or cause to be done all such acts and things as may be necessary or proper, or as may be reasonably required by the Trustee, to assure and confirm to the Trustee, in its capacity as Collateral Agent, the Liens in the Collateral contemplated hereby and by the Security Documents, all to the extent contemplated by the Security Documents.

Section 10.06.	Authorization of Actions to be Taken by Collateral Agent Under the Security Documents.

The Trustee, in its capacity as Collateral Agent, or any successor Collateral Agent, may, in its sole discretion and without the consent of the Holders, on behalf of the Holders, take all actions it deems necessary or appropriate in order to (a) enforce any of the terms of the Security Documents and (b) collect and receive any and all amounts payable in respect of the obligations of the Company and the Guarantors hereunder.  The Trustee, in its capacity as Collateral Agent, or any successor Collateral Agent, shall have the power to institute and to maintain such suits and proceedings as such Person may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Security Documents or this Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other government enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or of the Trustee).

Section 10.07.       Authorization of Receipt of Funds by the Trustee Under the Security Documents.

The Trustee, in its capacity as Collateral Agent, is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture and the Security Documents.

Section 10.08.	Covenants of Collateral Agent with Respect to the Exit Facility.

The Trustee, in its capacity as Collateral Agent, and any successor Collateral Agent, hereby agrees that it shall, upon the written request of the Company, either:

(1)           enter into the Intercreditor Agreement with regard to the Exit Facility to effectuate the priority of the Liens granted under the Exit Facility over the Liens of the Collateral Agent with respect to the Collateral to the extent contemplated herein; or

(2)           release its Lien with respect to Collateral to the extent required under the Intercreditor Agreement.

ARTICLE 11.
SUBSIDIARY GUARANTEES

Section 11.01.          Guarantee.

Subject to this Article 11, any Restricted Subsidiary, which in accordance with Section 4.18 or Section 11.05 hereof is required in the future to guarantee the Obligations of the Company and to execute and deliver a Supplemental Indenture substantially in the form of Exhibit B hereto, or which becomes a Guarantor in order to incur Indebtedness or consummate a transaction in compliance with this Indenture by executing and delivering such a Supplemental

Indenture, hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes, the Security Documents or the Obligations of the Company hereunder or thereunder, that:  (a) the principal of and interest on the Notes (including, without limitation, any interest that accrued after, or would accrue but for, the commencement of a proceeding of the type described in Section 6.01(g) or (h)) and any fees, expenses and other amounts owing under this Indenture will be duly and punctually paid in full when due, whether at Stated Maturity, by acceleration, upon a Change of Control Offer, an Asset Sale Offer, a Loss Proceeds Offer or otherwise, and interest on the overdue principal and (to the extent permitted by law) interest, if any, on the Notes and any other amounts due in respect of the Notes and the Security Documents, and all other Obligations of the Company, including the Company’s Obligations to the Holders of the Notes under this Indenture, the Notes and the Security Documents and all Obligations of the Guarantors under this Indenture, the Security Documents and the Subsidiary Guarantees, whether nor or hereafter existing, will be promptly paid in full or performed, all strictly in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.  Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay in full or perform the same immediately, all strictly in accordance with the terms of the Notes, this Indenture and the Security Documents.  An Event of Default under this Indenture or the Notes shall constitute an Event of Default under each Subsidiary Guarantee, and shall entitle the Holders to accelerate the Obligations of each Guarantor hereunder in the same manner and to the same extent as the Obligations of the Company.  Each Subsidiary Guarantee is intended to be superior to or pari passu in right of payment with all Indebtedness of the respective Guarantor and each Guarantor’s Obligations are independent of any Obligation of the Company or any other Guarantor.  Each Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Guarantor, and that each Guarantor will remain bound under this Article 11 notwithstanding any extension or renewal of any Obligation.

Each Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes, this Indenture or the Security Documents, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.  Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Subsidiary Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.  Each Guarantor waives notice of any default under the Notes or the Obligations.  The obligations of each Guarantor hereunder shall not be affected by (a) the failure of any Holder, Trustee or the Collateral Agent to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under this Indenture, the Notes, or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes, the Security Documents or any other agreement; (d) the release of any security held by any Holder, the Collateral Agent or the Trustee for the Obligations or any of them; (e) the failure of any Holder, the Trustee or the Collateral Agent to exercise any right or remedy against any other guarantor of the Obligations; or (f) any change in the ownership of such Guarantor.

Each Guarantor further agrees that its Subsidiary Guaranty herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Obligations.

If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Subsidiary Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Until such time as the Notes and the other Obligations of the Company guaranteed hereby have been satisfied in full, each Guarantor hereby irrevocably waives any claim or other rights that it may now or hereafter acquire against the Company or any other Guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under its Subsidiary Guarantee including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Holders, the Trustee or the Collateral Agent against the Company or any other Guarantor or any security, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Issuer or any other Guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right.  If any amount shall be paid to such Guarantor in violation of the preceding sentence at any time prior to the later of the payment in full of the Notes and all other amounts payable under this Indenture and each Subsidiary Guarantee upon the Stated Maturity of the Notes, such amount shall be held in trust for the benefit of the Holders and the Trustee and shall forthwith be paid to the Trustee to be credited and applied to the Notes and all other amounts payable under each Subsidiary Guarantee, whether matured or unmatured, in accordance with the terms of this Indenture, or to be held as security for any Obligations or other amounts payable under any Subsidiary Guarantee thereafter arising.

Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the waiver set forth in this Section 11.01 is knowingly made in contemplation of such benefits.  Each Guarantor further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of each Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby, and (y) in the event of any acceleration of such Obligations guaranteed hereby as provided in Article 6, such Obligations (whether or not due and payable) shall, forthwith become due and payable by the Guarantor for the purposes of each Subsidiary Guarantee.

A Guarantor that makes a distribution or payment under its Subsidiary Guarantee shall be entitled to contribution from each other Guarantor in a pro rata amount based on the Adjusted Net Assets of each such other Guarantor for all payments, damages and expenses incurred by that Guarantor in discharging the Company’s Obligations with respect to the Notes and this Indenture or any other Guarantor with respect to its Subsidiary Guarantee, so long as the exercise of such right does not impair the rights of the Holders of the Notes under the Subsidiary Guarantees.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section 11.01.

Section 11.02.          Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Subsidiary Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Subsidiary Guarantee.  To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the Obligations of such Guarantor under its Subsidiary Guarantee and this Article 11 shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the Obligations of such other Guarantor under this Article 11, result in the obligations of such Guarantor under its Subsidiary Guarantee not constituting a fraudulent transfer or conveyance.  Each Guarantor that makes a payment or distribution under its Subsidiary Guarantee shall be entitled to a contribution from each other Guarantor in a pro rata amount based on the Adjusted Net Assets of each such other Guarantor.

Section 11.03.          Successors and Assigns.

This Article 11 shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

Section 11.04.          No Waiver.

Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article 11 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege.  The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 11 at law, in equity, by statute or otherwise.

Section 11.05.          Guarantors May Consolidate, Etc., on Certain Terms.

No Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another corporation, Person or other entity whether or not affiliated with such Guarantor unless (i) subject to the provisions of Section 11.06, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Notes, the Security Documents and the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; and (iii) except in the case of a merger of a Guarantor with or into another Guarantor or a merger of a Guarantor with or into the Company, the Company would be permitted by virtue of the Company’s pro forma Fixed Charge Coverage Ratio, immediately after giving effect to such transaction, to Incur at least $1.00 of additional Indebtedness pursuant to the terms of the first paragraph of Section 4.09 hereof.

Section 11.06.          Releases Following Sale of Assets or Capital Stock.

In the event of a sale or other disposition of all of the assets of any Guarantor (other than to the Company, another Guarantor or a Restricted Subsidiary), by way of merger, consolidation, amalgamation or otherwise, or a sale or other disposition of all of the Capital Stock of any Guarantor (other than to, the Company, another Guarantor or a Restricted Subsidiary), then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the Capital Stock of such Guarantor) or the entity acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee and any such acquiring entity will not be required to assume any obligations of such Guarantor under the applicable Subsidiary Guarantee; provided that such sale or other disposition complies with all applicable provisions of this Indenture including, without limitation, Section 4.10 and this Article 11.  The Trustee, in its capacity as Collateral Agent, and any successor Collateral Agent hereby agrees that it shall, upon the written request of the Company, release its Lien with respect to Collateral owned by such Guarantor contemporaneously with the release of such Guarantor under its Subsidiary Guarantee.

Any Guarantor not released from its obligations under its Subsidiary Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 11.

ARTICLE 12.
COLLATERAL ACCOUNT

Section 12.01.          Collateral Account.

On the Effective Date there shall be established and, at all times hereafter until the Obligations of the Company under this Indenture, the Notes and the Security Documents are discharged or defeased in accordance with this Indenture, there shall be maintained by the Company with the Trustee, the Collateral Account. The Collateral Account shall be established and maintained with the Trustee at its Corporate Trust Office and designated in the name of

Congoleum Corporation, subject to the security interest in favor of the Trustee.  To the extent permitted by the Exit Facility and the Intercreditor Agreement, all Trust Monies shall be deposited in the Collateral Account and thereafter shall be held by and under the control of the Trustee for its benefit and for the benefit of the Holders as a part of the Collateral and, upon any entry upon or sale or other disposition of the Collateral or any part thereof pursuant to any of the Security Documents, said Trust Monies shall be applied in accordance with Section 6.10 hereof; but prior to any such entry, sale or other disposition, all or any part of the Trust Monies held by the Trustee may be withdrawn, and shall be released, paid or applied by the Trustee in accordance with the terms of this Article 12.

Section 12.02.          Withdrawal of Net Loss Proceeds.

To the extent that any Trust Monies consist of Net Loss Proceeds, such Trust Monies may be withdrawn by the Company and shall be paid by the Trustee upon a Company Request delivered to the Trustee to be applied for any purpose permitted by Section 4.11 upon receipt by the Trustee of the following:

(a)           An Officers’ Certificate, dated not more than 30 days prior to the date of the application for the withdrawal and payment of such Trust Monies setting forth:

(i)	that such funds are being used in accordance with Section 4.11 for the purposes briefly described in such Officers’ Certificate; and

(ii)	that all conditions precedent herein provided for relating to such withdrawal and application have been complied with;

(b)           All documentation required under the TIA (including, without limitation, TIA Section 314(d)); and

(c)           an Opinion of Counsel substantially to the effect that:

(i)	upon the basis of the accompanying documents specified in this Section 12.02, all conditions precedent herein provided for relating to such withdrawal and application have been complied with; and

(ii)
that the relevant Security Documents create a Lien in favor of the Trustee and, to the extent that such Lien is a security interest in any such Collateral that may be perfected under the relevant UCC, that such security interest in such Collateral will be perfected upon consummation of the transaction.

Upon compliance with the foregoing provisions of this Section 12.02 and Section 12.01 hereof, the Trustee shall, upon receipt of a Company request, pay to the Company or its designee an amount of Net Loss Proceeds constituting Trust Monies equal to the amount stated in the Officers’ Certificate required by clause (i) of paragraph (a) of this Section 12.02.

Section 12.03.          Withdrawal of Net Proceeds to Fund an Asset Sale Offer.

To the extent that any Trust Monies consist of Net Proceeds of Collateral received by the Trustee pursuant to the provisions of Section 4.10 hereof and an Asset Sale Offer has been made in accordance therewith, such Trust Monies may be withdrawn by the Company and shall be paid by the Trustee to the Paying Agent for application in accordance with Sections 3.02 and 4.10 hereof upon a Company Notice to the Trustee and upon receipt by the Trustee of the following:

(a)           An Officers’ Certificate, dated not more than three Business Days prior to the Purchase Date stating:

(i)	that no Event of Default shall have occurred and be continuing after giving effect to such application;

(ii)
(x) that such Trust Monies constitute Net Cash Proceeds of Collateral, (y) that pursuant to and in accordance with Section 4.10 hereof, the Company has made an Asset Sale Offer and (z) the amount of Net Cash Proceeds to be applied to the repurchase of the Notes pursuant to the Asset Sale Offer;

(iii)	the Payment Date; and

(iv)	that all conditions precedent herein provided for relating to such application of Trust Monies have been complied with; and

(b)           All documentation, if any, required under TIA Section 314(d).

Upon compliance with the foregoing provisions of this Section 12.03, the Trustee shall apply the Trust Monies as directed and specified by such Company Notice, subject to Sections 3.02 and 4.10 hereof.

Section 12.04.          Withdrawal of Trust Monies Pursuant to Section 4.10.

In the event the Company intends to utilize Net Proceeds of an Asset Sale of Collateral (the “Released Trust Monies”) in a manner provided for in the first sentence of the second paragraph of Section 4.10, such Net Proceeds constituting Trust Monies may be withdrawn by the Company and shall be paid by the Trustee to the Company upon receipt by the Trustee of the following:

(a)           A Notice signed by the Company which shall (i) refer to this Section 12.04, and (ii) describe with reasonable particularity the Replacement Assets to be invested in or the Senior Debt to be repaid with respect to the Released Trust Monies;

(b)           An Officers’ Certificate certifying that (i) such Trust Monies constitute Net Proceeds of Collateral, and (ii) all conditions precedent herein to such release have been complied with;

(c)           All documentation required under the TIA (including, without limitation, TIA Section 314(d));

(d)           If any Replacement Asset is Real Property, the Company or the appropriate Guarantor shall also deliver to the Trustee a mortgage, policy of title insurance, survey and documents of the type described in Section 10.01(c), in each case in form and substance satisfactory to the Trustee;

(e)           If any Replacement Asset is personal property constituting Collateral, the Company or the appropriate Guarantor shall deliver to the Trustee:

(i)
a Security Document or an amendment to an existing Security Document and such financing statements and other instruments, if any, necessary to create and perfect the Lien of any applicable Security Document on such personal property interest; and

(ii)
evidence of payment or a closing statement indicating payments to be made by the Company or the appropriate Guarantor of all filing fees, recording charges and/or transfer taxes, if any, and other costs and expenses, including reasonable legal fees and disbursements of one counsel for the Trustee (and any local counsel), that may be incurred to validly and effectively subject the Replacement Asset to the Lien of any Security Document; and

(f)           An Opinion of Counsel substantially to the effect that:

(i)	all conditions precedent herein provided for relating to such application of Trust Monies have been complied with; and

(ii)
to the extent that such Replacement Assets constitute Collateral and were acquired with Net Proceeds of Collateral, the relevant Security Documents create a Lien in favor of the Trustee on such Replacement Assets and, to the extent that such Lien is a security interest in any such Replacement Assets that may be perfected under the relevant UCC, that such security interest in such Replacement Assets will be perfected upon consummation of such acquisition.

Upon compliance with the foregoing provisions, the Trustee shall apply the Released Trust Monies as directed and specified by the Company.

Section 12.05.          Investment of Trust Monies.

So long as no Default or Event of Default shall have occurred and be continuing, all or any part of any Trust Monies held by the Trustee shall from time to time be invested or reinvested by the Trustee in any Cash Equivalents pursuant to a Company Order, which shall specify the Cash Equivalents in which such Trust Monies shall be invested and shall certify that such investments constitute Cash Equivalents and the Trustee shall sell any such Cash Equivalent only upon receipt of such a Company request specifying the particular Cash

Equivalent to be sold. So long as no Default or Event of Default shall have occurred and be continuing, any interest or dividends accrued, earned or paid on such Cash Equivalents (in excess of any accrued interest or dividends paid at the time of purchase) that may be received by the Trustee shall be forthwith paid to the Company. Such Cash Equivalents shall be held by the Trustee as a part of the Collateral, subject to the same provisions hereof as the cash used by it to purchase such Cash Equivalents.

The Trustee shall not be liable or responsible for any loss resulting from such investments or sales except only for its own negligent action, its own negligent failure to act or its own willful misconduct in complying with this Section 12.05.

Section 12.06.          Use of Trust Monies.

Prior to the delivery of an Acceleration Notice in accordance with Section 6.02 hereof, the Trustee shall apply Trust Monies not required to be applied to fund a Net Proceeds Offer or a Loss Proceeds Offer to such purposes and in such manner that is not prohibited by this Indenture (including, without limitation, to the payment of the principal of and interest on any Notes at Maturity or the purchase thereof upon tender or in the open market or at private sale or upon any exchange or in any one or more of such ways, including, without limitation, pursuant to a Change of Control Offer), as the Company shall request in writing.

Any Trust Monies and any cash deposited with the Trustee for the payment of accrued interest shall not, after compliance with the foregoing provisions of this Section, be deemed to be part of the Collateral or Trust Monies.

ARTICLE 13.
MISCELLANEOUS

Section 13.01.          Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA Section 318(c), the imposed duties shall control.

Section 13.02.          Notices.

Any notice or communication by the Company, any Guarantor or the Trustee to the others is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), telex, telecopier, electronic mail or other electronic format (including in portable document format (.pdf)) or overnight courier guaranteeing next day delivery, to the other’s address.

If to the Company and/or any Guarantor:

3705 Quakerbridge Road
Mercerville, New Jersey 08619
Attention: Howard N. Feist III
Fax:           (609) 584-3555
Email:

With a copy to:

Attention:
Fax:

If to the Trustee:

Law Debenture Trust Company of New York
400 Madison Avenue,  4th Floor
New York, New York 10017
Attn:  _______________
Fax:           (212) 750-1361
Email:         new.york@lawdeb.com

with a copy to:

The Company, any Guarantor or the Trustee, by notice to the others may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt is acknowledged, if faxed, emailed or sent in other electronic form; and the next Business Day after timely delivery to the courier, if sent by overnight courier guaranteeing next day delivery.

Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA.  Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent, if any, at the same time.

Section 13.03.          Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes.  The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 13.04.          Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(a)           an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 13.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b)           an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 13.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such eligible and qualified Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of an Officer of the Company may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such Officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous.  Any certificate or opinion of counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of the Company stating the information on which counsel is relying unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

Section 13.05.          Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall comply with the provisions of TIA § 314(e) and shall include:

(a)           a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)           a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)           a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d)           a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Notwithstanding any provision of this Indenture, any Note or any Security Document to the contrary, any Opinion of Counsel delivered hereunder may contain such qualifications, assumptions and limitations as are customary for such opinions.

Section 13.06.          Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders.  The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.07.          No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or such Guarantor under the Notes, the Subsidiary Guarantees, this Indenture, the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.

Section 13.08.          Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE SUBSIDIARY GUARANTEES, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Company and each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Indenture and any of the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State, or to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdiction by suit on the judgment or in any other manner provided by law.  Nothing in this Indenture shall affect any right that the Trustee, Agent, or Holder may otherwise have to bring any action or proceeding relating to this Indenture against the Company or any Guarantor or their properties in the courts of any jurisdiction to enforce any judgment, order or process entered by such courts situate within the Sate of New York or to enjoin any violations hereof or for relief ancillary hereto to otherwise to collect on loans or enforce the payment of any Notes or to enforce, protect or maintain their rights and Claims or for any other lawful purpose. The Company and each Guarantor further agrees that any action or proceeding brought against either Trustee Agent or any Holder, if brought by the Company or any Guarantor, shall be brought only in New York State or, to the extent permitted by law, in such Federal court.

EACH OF THE COMPANY AND EACH GUARANTOR PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS INDENTURE, ANY NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.08.

Section 13.09.          No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.10.          Successors.

All agreements of the Company in this Indenture and the Notes shall bind its successors.  All agreements of the Trustee in this Indenture shall bind its successors.

Section 13.11.          Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.12.          Counterpart Originals.

The parties may sign any number of copies of this Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

Section 13.13.          Table of Contents, Headings, Etc.

The Table of Contents and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 13.14.          Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services; it being understood that the Trustee shall use reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 13.15.          USA PATRIOT Act.

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with Trustee.  The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. PATRIOT Act.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the day and year first above written.

CONGOLEUM CORPORATION

By:
Name:
Title:

LAW DEBENTURE TRUST COMPANY OF NEW
YORK, as Trustee

By:
Name:
Title:

EXHIBIT A-1

(Face of Note)

[IF THE NOTE IS A GLOBAL NOTE, THEN INSERT:  THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF.  THIS NOTE MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A NOTE REGISTERED, AND NO TRANSFER OF THIS NOTE IN WHOLE ORIN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.]

[IF THE NOTE IS A GLOBAL NOTE AND THE DEPOSITORY TRUST COMPANY IS TO BE THE DEPOSITARY THEREFOR, THEN INSERT:  UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN]

CONGOLEUM CORPORATION

9% SENIOR SECURED NOTES DUE 2017

CUSIP No. [_____ _____]

No. __________

$__________

Congoleum Corporation, a corporation duly organized and existing under the laws of Delaware (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to __________, or registered assigns, the principal sum of _______________ Dollars (such amount the “principal amount” of this Note) [IF THE NOTE IS A GLOBAL NOTE, THEN INSERT -- , or such other principal amount as may be set forth in the records of the Trustee as referred to in accordance with the Indenture,] on December 31, 2017 at the office or agency of the Company in the Borough of Manhattan, The City of New York, State of New York, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest commencing ____________, 2010 semi-annually on _________ and _________ of each year (each, an “Interest Payment Date”), on said principal sum at the rate per annum specified below, at such office or agency, from the _________ or _________, as the case may be, to which interest on the Notes has been paid preceding the date thereof until payment of said principal sum has been made or duly provided for.  Interest so payable shall be (a) for the two-year period following ____________, 2010, payable in cash at the rate of 9% per annum or, at the Company’s option when authorized by a Board Resolution, in kind at the rate of 11% per annum by the issuance of additional Notes with other terms identical to this Note (other than with respect to the date of issuance) in such principal amount as shall equal the interest payment that is then due (“PIK Notes”); and (b) thereafter until the principal hereof is paid or made available for payment, payable in cash at the rate of 9% per annum; provided that the Company shall pay cash interest in lieu of delivering PIK Notes having a principal amount of less than $1.00.  Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

The interest is so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the record date for such interest, which shall be the _______________ or _______________ (the “Regular Record Date”) (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.  Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on the relevant Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on a special record date for the payment of such Defaulted Interest to be fixed by the Trustee in accordance with Section 2.13 of the Indenture, notice whereof shall be given to Holders of Notes not less than 15 days prior to such special record date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of (and premium, if any) and any such interest on this Note [IF THIS NOTE IS A GLOBAL NOTE, THEN INSERT -- shall be made by deposit of PIK Notes, in the case of interest payable in kind, or by wire transfer immediately available funds, in the case of interest payable in cash, to the accounts specified by the Holder of this Note, provided, however,] [INSERT IF THE NOTE IS NOT A GLOBAL SECURITY -- will be made at the office or agency of the Company in the Borough of Manhattan, The City of New York, New York, maintained for such purpose and at any other office or agency maintained by the Issuer for such purpose, in PIK Notes, in the case of interest payable in kind, or in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, in the case of interest payable in cash; provided, however, that all payments of the principal (and premium, if any) and interest on Notes to the extent paid in cash, the Holders of which hold more than $1.0 million in principal amount and have given wire transfer instructions to the Company or its agent at least 10 Business Days prior to the applicable payment date, shall be made by wire transfer of immediately available funds to the accounts specified by such Holders in such instructions; provided, further,] that at the option of the Issuer payment of interest may be made by check mailed to the address of the Person entitled thereto at such address as shall appear in the Register.

In the event that this Note is considered not to be publicly offered for purposes of Treasury Regulation section 1.1275-3(b)(1), the holder has notice that this Note was issued, for federal income tax purposes, with original issue discount.  For information on the issue price, the amount of original issue discount, the issue date and the yield to maturity of this Note for federal income tax purposes, the holder should contact:

Congoleum Corporation
3705 Quakerbridge Road
Mercerville, New Jersey 08619
Attention:  _______________
Fax:  (609) 584-3555

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be signed manually or by facsimile by one of its duly authorized officer.

CONGOLEUM CORPORATION

By:
Name:
Title:

(SEAL)

Certificate of Authentication

This is one of the [Global] Notes referred to in the within-mentioned Indenture.

LAW DEBENTURE TRUST COMPANY OF
NEW YORK, as Trustee

By:
Authorized Signatory

Date:  ____________________________

(Back of Note)

9% SENIOR SECURED NOTES DUE 2017

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.           Indenture.  This Note is one of a duly authorized issue of Notes of the Company designated as its 9% Senior Secured Notes due 2017 (herein called the “Notes”), issued under an Indenture, dated as of _________, 2010 (herein called the “Indenture”, which term shall have the meaning assigned to in such instrument), between the Company and Law Debenture Trust Company of New York, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantors, if any, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered.  To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

2.           Commencing with the end of the Company’s Fiscal Year ending December 31, 2011, the Company shall calculate the average annual Consolidated Cash Flow for each of the prior two Fiscal Years for each of the Company’s Fiscal Years ending 2011 through 2016 (each such date, a “Determination Date”).  The Company shall then calculate an assumed net debt capacity (the “Net Debt Capacity”) as of each such Determination Date by multiplying the applicable two-year average annual Consolidated Cash Flow by four.  The Company shall issue additional notes (“Additional Notes”) to Holders of Notes on the relevant Regular Record Date to the extent that the Net Debt Capacity as of such Determination Date, plus any Cash Equivalents on the Company’s balance sheet (plus any undrawn commitment amount under the Company’s then outstanding revolving credit facility to the extent available to be drawn on the Determination Date) as of such Determination Date, exceeds the sum of (i) the amount of the outstanding balance of the Company’s then outstanding revolving credit facility (determined as the daily average of such loan for the Fiscal Year ending on such Determination Date, and assuming it was fully drawn to the extent available to be drawn on each day of calculation of such daily average); (ii) the $33.0 million of Initial Notes; (iii) the amount of Additional Notes (excluding interest accretion as provided in the penultimate sentence of this paragraph) issued with respect to all prior Determination Dates; and (iv) the amount of other interest-bearing Indebtedness outstanding as of such Determination Date.  The calculation of the amount of Additional Notes to be issued shall take place within three months after each Determination Date, and the issuance of such Additional Notes shall take place on the first Interest Payment Date after such calculation.  The Company shall pay interest with such Additional Notes in cash upon issuance of such Additional Notes at a rate of 9% per annum on the principal amount of such Additional Notes accrued from the first date of the Fiscal Year following the applicable Determination Date if the Company pays interest in cash on the then existing Notes on such issuance date; and if interest on existing Notes on such issuance date is paid in PIK Notes, the principal amount of Additional Notes shall be increased to include the interest accreted from the first date of the Fiscal Year following the applicable Determination Date to the applicable issue date at a rate per annum of 11% on the principal amount of Additional Notes otherwise to be issued not taking into account such accretion.  In no event shall the cumulative amount of Additional Notes issued under the procedures set forth in Section 2.17 of the Indenture exceed $37.0 million (excluding interest accretion as provided in the penultimate sentence of this paragraph).

3.           Paying Agent and Registrar.  Initially, Law Debenture Trust Company of New York, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4.           Security.  The payment of principal of and interest on Notes is secured by the Liens of the Security Documents pursuant to, and subject to the terms of the Indenture, the Security Agreement and the other Security Documents.

5.           Optional Redemption.  The Notes are not subject to optional redemption at any time.

6.           Repurchase at Option of Holder.

(a)           If there is a Change of Control, each Holder of Notes will have the right to require the Company to make an offer (a “Change of Control Offer”) to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder’s Notes at an offer price in cash equal to 115% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the circumstances giving rise to the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date’’), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 13e-4 and Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

(b)           If the Company or a Restricted Subsidiary consummates any Asset Sale, when the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will be required to make an offer to all Holders of Notes and to the extent required by the terms thereof, an offer to the holders of any other Indebtedness of the Company that is pari passu with the Notes or Indebtedness of a Restricted Subsidiary that is pari passu with its Subsidiary Guarantee and containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with proceeds of sales of assets (an “Asset Sale Offer”), to purchase the maximum principal amount of Notes that may be purchased with the amount of Excess Proceeds allocated for the Notes at an offer price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes tendered into such Asset Sale Offer surrendered by Holders thereof exceeds the amount of Excess Proceeds allocated for the Notes, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

(c)           Any Net Loss Proceeds from an Event of Loss with respect to Collateral that are not applied or invested as provided in the first sentence of Section 4.11 of the Indenture within the time periods set forth therein will be deemed to constitute “Excess Loss Proceeds.”  When the aggregate amount of Excess Loss Proceeds exceeds $5.0 million (such date, the “Loss Proceeds Offer Trigger Date”), the Company will make an offer to all Holders and the holders of any Senior Secured Debt the terms of which require that an offer be made to all holders of such Senior Secured Debt (a “Loss Proceeds Offer”) on a date (the “Payment Date”) not less than 25 days following the 180th day after the Event of Loss, or the 271st day after the Event of Loss if the Company had determined such longer period was applicable in accordance with Section 4.11 of the Indenture, the maximum principal amount of Notes (and Senior Secured Debt) that may be purchased out of such Excess Loss Proceeds at an offer price in cash in an amount equal to 100% of the principal amount of Notes and Senior Secured Indebtedness to be purchased, plus accrued and unpaid interest (including, if any) thereon, if any, to the date of purchase (subject to the right of Holders of record on a Regular Record Date to receive interest, if any, on the relevant Interest Payment Date in accordance with the procedures set forth herein). If the aggregate principal amount of Notes surrendered by Holders exceeds the Excess Loss Proceeds to be used to purchase Notes, the Trustee shall select the Notes to be purchased on a pro rata basis. To the extent that the aggregate amount of Notes tendered pursuant to a Loss Proceeds Offer is less than the Loss Proceeds Offer Amount, the Company may apply any remaining Excess Loss Proceeds to any purpose consistent with the Indenture and, following the consummation of each Loss Proceeds Offer, the Excess Loss Proceeds shall be reset to zero. Notwithstanding anything to the contrary in the foregoing, the Company may commence a Loss Proceeds Offer prior to the expiration of 270 days after the occurrence of an Event of Loss.

7.           Denominations, Transfer, Exchange.  The Notes are in registered form without coupons in denominations of $1.00 and integral multiples thereof.  The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.  The Company or the Registrar is not required to transfer or exchange any Notes for a period of 15 days before a selection of Notes to be redeemed.

8.           Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

9.           Amendment, Supplement and Waiver.  The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the Guarantors and the rights of the Holders of the Notes under the Indenture and the Security Documents at any time by the Company, the Guarantors and the Trustee with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes.  The Indenture also contains provisions permitting the Holders of at least a majority in aggregate principal amount of the Notes at the time outstanding, on behalf of the Holders of all the Notes, to waive compliance by the Company with certain provisions of the Indenture and the Security Documents and certain past defaults under the Indenture and its consequences.  Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of the Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

10.           Defaults and Remedies.  Events of Default include in summary form: (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in payment when due of principal on the Notes; (iii) failure by the Company or any of its Subsidiaries to comply with Section 4.07, 4.08 or 4.15 or Article 5 of the Indenture; (iv) failure by the Company or any of its Subsidiaries for 30 days after written notice to comply with any of its other agreements in the Indenture, the Notes or the Security Documents; (v) a default under any mortgage, indenture, debt security or instrument (other than as referred to in clauses (i) and (ii) above) under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists or is created after the date of the Indenture, which default results in the failure to pay such Indebtedness at its Stated Maturity or in the acceleration of such Indebtedness prior to its express maturity and, in each case involving such Indebtedness, the amount of any such Indebtedness, whether principal, premium or interest, together with the amount of any other such Indebtedness which has been not so paid or the majority of which has been so accelerated, aggregates $5.0 million or more (other than Existing Indebtedness to the extent it is secured by or paid by the drawing against a letter of credit permitted to be issued under the Indenture); (vi) failure by the Company or any Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 30 days; (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries that is a Restricted Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary as set forth in the Indenture; (viii) the Liens created by the Security Documents shall at any time not constitute valid and perfected Liens on the Collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required herein or therein) in favor of the Collateral Agent, free and clear of all other Liens (other than Permitted Liens), or, except for expiration in accordance with its terms or amendment, modification, waiver, termination or release in accordance with the terms of this Indenture, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect, if in either case, such default continues for 15 days after written notice, or the enforceability thereof shall be contested by the Company or any Guarantor; (ix) failure of the Company to make, when due, any transfer, delivery, pledge, assignment or grant of Collateral required to be made by it and such failure continues unremedied for ten Business Days after notice of such failure is given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the then outstanding Notes; (x) except as permitted by the Indenture, any Subsidiary Guarantee is held in any judicial proceeding to be unenforceable or invalid in any material respect or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; or (xi) failure by the Company to comply with Section 2.17 of the Indenture.  If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.  Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency as set forth in the Indenture, with respect to the Company, any Significant Subsidiary that is a Restricted Subsidiary or any group of Restricted Subsidiaries, that taken together would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice.  Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture.  Subject to certain limitations, Holders of at least a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.  The Holders of at least a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of premium upon a Change of Control Offer and interest on, or the principal of, the Notes.  The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, within 5 Business Days of any Officer becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

11.           Trustee Dealings with Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

12.           No Recourse Against Others. A director, officer, employee, incorporator or stockholder, of the Company or any Guarantor, as such, shall not have any liability for any obligations of the Company or any Guarantor under the Notes, the Subsidiary Guarantees, the Indenture, the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

13.           Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

14.           Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

15.           CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any Change of Control Offer, Loss Proceeds Offer or Asset Sale Offer and reliance may be placed only on the other. identification numbers placed thereon.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture, the Intercreditor Agreement and/or the Security Document.  Requests may be made to:

16.           Governing Law.  THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

ASSIGNMENT FORM

To assign this Note, fill in the form below:  (I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature: _____________________________
(Sign exactly as your name appears on the face of this Note)

SIGNATURE GUARANTEE.

Participant in a Recognized Signature
Guarantee Medallion Program

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Sections 3.02 and 4.10, Sections 3.02 and 4.11 or Section 4.15 of the Indenture, check the box below:

[_] Sections 3.02 and 4.10                     [_] Sections 3.02 and 4.11                     [_] Section 4.15

If you want to elect to have only part of the Note purchased by the Company pursuant to Sections 3.02 and 4.10, Sections 3.02 and 4.11 or Section 4.15 of the Indenture, state the amount you elect to have purchased:  $__________

Date:	Your Signature: _____________________________
(Sign exactly as your name appears on the Note)
Tax Identification No: ________________________

SIGNATURE GUARANTEE.

Participant in a Recognized Signature
Guarantee Medallion Program

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE/1/

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

DATE OF EXCHANGE	AMOUNT OF DECREASE IN PRINCIPAL AMOUNT OF THIS GLOBAL NOTE	AMOUNT OF INCREASE IN PRINCIPAL AMOUNT OF THIS GLOBAL NOTE	PRINCIPAL AMOUNT OF THIS GLOBAL NOTE FOLLOWING SUCH DECREASE (OR INCREASE)	SIGNATURE OF AUTHORIZED SIGNATORY OF TRUSTEE OR CUSTODIAN

/1/ This should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS

Supplemental Indenture (this “Supplemental Indenture”), dated as of _______________, among _______________ (the “Guaranteeing Subsidiary”), a subsidiary of Congoleum Corporation (or its permitted successor), a Delaware corporation (the “Company”), the Company, the other Guarantors (as defined in the Indenture referred to herein) and Law Debenture Trust Company of New York, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of ________, 2010 providing for the issuance of an aggregate principal amount of up to $33.0 million of 9% Senior Secured Notes due 2017 (the “Initial Notes”) plus PIK Notes and Additional Notes issuable pursuant to Sections 2.02, 2.16 and 2.17 of the Indenture (the Initial Notes, the PIK Notes and the Additional Notes are collectively herein called the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Subsidiary Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.           Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.           Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees as follows:

(a)
Along with all Guarantors named in the Indenture, to jointly and severally Guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:

(i)
the principal of and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(ii)
in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately.

(b)
The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

(c)
The following is hereby waived: diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever.

(d)	This Subsidiary Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes, the Security Documents and the Indenture.

(e)
If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors, or any custodian, Trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Subsidiary Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(f)
The Guaranteeing Subsidiary shall not be entitled to any right of subrogation in relation to the Holders in respect of any Obligations guaranteed hereby until payment in full of all Obligations guaranteed hereby.

(g)
As between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Article 6 of the Indenture for the purposes of this Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 of the Indenture, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Subsidiary Guarantee.

(h)	The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantee.

3.           Execution and Delivery. Each Guaranteeing Subsidiary agrees that the Subsidiary Guarantees shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Subsidiary Guarantee.

4.           Guaranteeing Subsidiary May Consolidate, Etc. on Certain Terms.

(a)
The Guaranteeing Subsidiary may not consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another corporation, Person or entity whether or not affiliated with such Guarantor unless:

(i)
the Person formed by or surviving any such consolidation or merger (if other than a Guarantor or the Company) unconditionally assumes all the obligations of such Guarantor, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Notes, the Indenture and the Subsidiary Guarantee on the terms set forth herein or therein;

(ii)	immediately after giving effect to such transaction, no Default or Event of Default exists; and

(iii)
except in the case of a merger of a Guarantor with or into another Guarantor or a merger of a Guarantor with or into the Company, the Company would be permitted by virtue of the Company’s pro forma Fixed Charge Coverage Ratio, immediately after giving effect to such transaction, to Incur at least $1.00 of additional Indebtedness pursuant to the terms of the first paragraph of Section 4.09 of the Indenture.

(b)
In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor corporation, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Subsidiary Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of the Indenture to be performed by the Guarantor, such successor corporation shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor corporation thereupon may cause to be signed any or all of the Subsidiary Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Subsidiary Guarantees so issued shall in all respects have the same legal rank and benefit under the Indenture as the Subsidiary Guarantees theretofore and thereafter issued in accordance with the terms of the Indenture as though all of such Subsidiary Guarantees had been issued at the date of the execution hereof.

(c)
Except as set forth in Articles 4 and 5 of the Indenture, and notwithstanding clauses (a) and (b) above, nothing contained in the Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

5.           Releases.

(a)
In the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any Guarantor (other than to the Company or another Guarantor), then such Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the Capital Stock of such Guarantor (other than to the Company or another Guarantor)) or the entity acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be released and relieved of any Obligations under its Subsidiary Guarantee and the Security Documents and any such acquiring entity will not be required to assume any Obligations of such Guarantor under the applicable Subsidiary Guarantee and the Security Documents; provided that such sale or other disposition complies with all applicable provisions of the Indenture including, without limitation, Section 4.10 hereof. Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Company in accordance with the provisions of the Indenture, including without limitation Section 4.10 of the Indenture, the Trustee shall execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Subsidiary Guarantee.

(b)
Any Guarantor not released from its Obligations under its Subsidiary Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under the Indenture as provided in Article 11 of the Indenture.

6.           No Recourse Against Others. No past, present or future director, officer, employee, incorporator, stockholder or agent of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Company or any Guaranteeing Subsidiary under the Notes, any Subsidiary Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

7.           New York Law to Govern. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

8.           Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

9.           Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

10.         The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: ____________, _____

[Guaranteeing Subsidiary]

By:
Name:
Title:

CONGOLEUM CORPORATION

By:
Name:
Title:

[Other Guarantors]

By:
Name:
Title:

LAW DEBENTURE TRUST COMPANY OF NEW
YORK, as Trustee

By:
Name:
Title: